Exhibit 2.1

PURCHASE AGREEMENT AND
AGREEMENT AND PLAN OF MERGER
by and among
WINDROSE HEALTH INVESTORS III, L.P.,
VITAL DECISIONS ACQUISITION, LLC,
EVOLENT HEALTH, INC.,
EVOLENT HEALTH LLC,
EV THUNDER MERGER SUB, LLC,
and
THE REPRESENTATIVE NAMED HEREIN

August 2, 2021

TABLE OF CONTENTS

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v

LIST OF EXHIBITS
Exhibits
Exhibit A	Definitions

PURCHASE AGREEMENT
AND
AGREEMENT AND PLAN OF MERGER
This PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 2, 2021, by and among Windrose Health Investors III, L.P., a Delaware limited partnership (the “Seller”), Vital Decisions Acquisition, LLC, a Delaware limited liability company (the “Company”), Evolent Health, Inc., a Delaware corporation (“Parent”), Evolent Health LLC, a Delaware limited liability company (“Buyer” and together with Parent, the “Evolent Entities”), EV Thunder Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Buyer (“Merger Sub,” and together with the Company, the “Constituent Companies”), and WindRose Health Investors, LLC, a Delaware limited liability company, solely in its capacity as representative as set forth in this Agreement (the “Representative”). Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A attached hereto.
WHEREAS, as of the date of this Agreement, MTS III Vital Decisions Blocker Corp., a Delaware Corporation (the “Blocker”), is a limited partner in MTS III Vital Decisions Splitter, L.P., a Delaware limited partnership (“Vital Splitter”).
WHEREAS, the Seller is the sole stockholder of the Blocker.
WHEREAS, prior to the Closing, Blocker and Vital Splitter will undertake a reorganization pursuant to which Vital Splitter will distribute a number of the outstanding Units held by it to Blocker in full redemption of the Blocker’s full partnership interest in Vital Splitter (the “Reorganization”).
WHEREAS, Buyer desires, after giving effect to the Reorganization, to acquire from the Seller all of the issued and outstanding shares of capital stock of the Blocker upon the terms and conditions set forth in this Agreement.
WHEREAS, after giving effect to the Reorganization, and immediately following the Purchase (as herein defined), Buyer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DLLCA (the “Merger”), pursuant to which Merger Sub will cease to exist, and the Company will become a wholly owned Subsidiary of Buyer.
WHEREAS, the boards of directors or managers (or other duly appointed governing body, partner or member, as applicable) of the Company, the Seller, the Evolent Entities and Merger Sub have approved this Agreement and the transactions contemplated hereby, including the Merger and the Purchase, and the board of managers of the Company has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the members of the Company required to approve the transactions contemplated hereby.
WHEREAS, Buyer, in its capacity as the sole member of Merger Sub, has approved this Agreement and the Merger.
WHEREAS, the holders of Units (the “Unitholders”) sufficient to provide the Necessary Unitholder Approval have executed and delivered a written consent providing for approval of this

Agreement and the approval of the Merger, and the consummation of the transactions contemplated hereby and thereby (the “Written Consent”).
WHEREAS, as a material inducement and as additional consideration to the Evolent Entities and Merger Sub to enter into this Agreement, certain executives of the Company set forth on Schedule 1(a) have entered into an employment offer letter with the Evolent Entities as of the date hereof, but effective and contingent upon the Closing (collectively, the “Offer Letters”).
WHEREAS, as a material inducement and as additional consideration to the Evolent Entities and Merger Sub to enter into this Agreement, certain Unitholders set forth on Schedule 1(b) have entered into a restrictive covenant agreement as of the date hereof, but effective and contingent upon the Closing, pursuant to which each such Unitholder has agreed to certain confidentiality, non-competition and/or non-solicitation covenants, subject to the applicable terms thereof.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE 1
THE PURCHASE AND THE MERGER

1AThe Purchase. On and subject to the terms and conditions contained herein, at the Closing and immediately prior to the Effective Time, Buyer shall purchase (the “Purchase”) from the Seller, and the Seller shall sell, transfer and assign to Buyer, all of the outstanding shares of capital stock of the Blocker (the “Purchased Shares”), free and clear of any Liens (other than any Liens under applicable state and/or federal securities laws) in exchange for the Purchase Price and a contingent right to receive the Additional Share Consideration as provided herein.
1BThe Merger. On and subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving limited liability company in the Merger (the Company, as the surviving limited liability company after the Merger, is sometimes referred to herein as the “Surviving Company”).
1CConsummation of the Merger. On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 5, the Company and Merger Sub shall, and Buyer shall cause Merger Sub to, (i) execute a certificate of merger in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”) in accordance with the relevant provisions of the DLLCA and (ii) cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at 12:02 am Eastern time on the Closing Date, or such other time as shall be agreed to by the Evolent Entities and the Representative and set forth in the Certificate of Merger (the “Effective Time”). For the avoidance of doubt, the Purchase shall occur first and immediately thereafter the Effective Time shall occur.
1DEffect of the Merger. The Merger shall have the effect as provided in the DLLCA, including that upon the effectiveness of the Merger, (i) the separate existence of Merger Sub shall cease (except as may be continued by operation of law), (ii) the Company shall be the surviving limited liability company of the Merger, (iii) the Surviving Company shall possess all of the rights, privileges, liabilities, powers and franchises of each of the Constituent Companies, and all property (real, personal and mixed) and all debts due to any of the Constituent Companies in whatever amount, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company, (iv)

all property, rights, privileges, powers and franchises and each and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in any of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger, and (v) all rights of creditors and all Liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall henceforth attach to the Surviving Company and may be enforced against the Surviving Company to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Company.
ARTICLE 2
THE SURVIVING COMPANY

2ACertificate of Formation. The Certificate of Merger shall provide that, at the Effective Time and without any action on the part of Merger Sub or the Company, the certificate of formation of the Company, as in effect at the Effective Time, shall be the certificate of formation of the Surviving Company until amended or repealed in accordance with the provisions thereof and applicable Legal Requirements.
2BLLC Agreement. The limited liability company agreement of Merger Sub, as in effect at the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended or repealed in accordance with the provisions thereof, the certificate of formation of the Surviving Company and applicable Legal Requirements.
2CManagers. The managers of Merger Sub, as of the Effective Time, shall be the managers of the Surviving Company until their respective successors are duly elected and qualified in the manner provided in the certificate of formation and the limited liability company agreement of the Surviving Company or until their earlier death, resignation or removal or as otherwise provided by applicable Legal Requirements.
2DOfficers. The officers of Merger Sub, as of the Effective Time, shall be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the certificate of formation and the limited liability company agreement of the Surviving Company or until their earlier death, resignation or removal or as otherwise provided by applicable Legal Requirements.
ARTICLE 3
CONVERSION OF UNITS

3AConversion of Units. At the Effective Time, and subject to the terms and conditions herein (including the prior consummation of the Purchase), by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:
(a)Each unit of membership interest of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into one (1) validly issued unit of membership interest of the Surviving Company, and such unit of the Surviving Company will constitute all of the issued and outstanding units of membership interests of the Surviving Company immediately following the Effective Time.

(b)Each Unit issued and outstanding as of immediately prior to the Effective Time (other than Units cancelled pursuant to Section 3A(c)) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and, if applicable, an Accredited Investor Questionnaire, (i) such portion of the Closing Consideration in accordance with the Company’s limited liability company agreement and as set forth on the Allocation Schedule and (ii) if payable pursuant to the terms hereof, the right to receive a Pro-Rata Share of any Additional Merger Consideration, and such Unit after such conversion shall automatically be cancelled and retired and shall cease to exist but the right to receive any Additional Merger Consideration shall not be terminated as a result of such cancellation and retirement.
(c)Each Unit owned or held, directly or indirectly, by the Company or its Subsidiaries or by the Evolent Entities, Merger Sub or their respective Subsidiaries (including Blocker), in each case immediately prior to the Effective Time but after giving effect to the Purchase, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto and no Letter of Transmittal shall be delivered with respect to such Units.
(d)With respect to any Unitholder, the portion of the Closing Consideration and Additional Consideration, if any, receivable by such Unitholder shall be aggregated for all Units held by such Unitholder, and following such aggregation, any fractional cents shall be rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, no fractional Class A Shares shall be issued in connection with an issuance to a Unitholder pursuant to this Agreement or otherwise. If a Unitholder would otherwise be entitled to receive a fraction of a Class A Share, then cash shall be paid to such Unitholder in lieu of such fractional share or unit and such fractional share or unit shall be cancelled and voided.
(e)As of the Effective Time, each Unitholder shall cease to have any rights with respect to any of the Units held by it, except the right to receive (other than for Units cancelled pursuant to Section 3A(c)), upon delivery of a duly executed and completed Letter of Transmittal, a portion, without interest, in accordance with this Agreement, of the Closing Consideration and the Additional Merger Consideration, if any, in each case as set forth on the Allocation Schedule.
(f)None of the Surviving Company, Buyer or Merger Sub shall be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar law.
(g)The Cash Merger Consideration and Equity Merger Consideration shall be payable and/or issuable such that each Unitholder (other than Unitholders holding Units cancelled pursuant to Section 3A(c)) will receive the same relative proportion of Cash Merger Consideration and Equity Merger Consideration (subject to Section 3A(d)) as each other Unitholder out of the total Merger Consideration and any Additional Merger Consideration payable and/or issuable to such Unitholder. Notwithstanding the foregoing or anything else herein to the contrary, in the event that a Unitholder has not delivered an Accredited Investor Questionnaire prior to the Closing (such Unitholder, a “Non-Conforming Unitholder”), such Person shall not be entitled to receive, as part of such Person’s share of the Total Consideration, Equity Merger Consideration and instead such Person shall receive the Alternative Unitholder Consideration.

(h)Notwithstanding anything herein to the contrary, in no event shall the Evolent Entities or Merger Sub be obligated to make any payments of Cash Consideration or issuances of Equity Consideration pursuant to this Agreement in excess of the Total Consideration.
(i)The Class A Shares to be issued hereunder have not been registered under the Securities Act, such shares are “restricted securities” as defined in Rule 144 adopted under the Securities Act and such shares cannot be resold without registration under the Securities Act or under an exemption from such registration.
3BWithholding Rights. Notwithstanding anything in this Agreement to the contrary, the Evolent Entities, Merger Sub, the Company or the Escrow Agent, as applicable, shall be entitled to deduct and withhold from the Estimated Closing Consideration, the Additional Consideration, if any, and any other amounts payable or issuable pursuant to this Agreement, such amounts as the Evolent Entities, Merger Sub, the Company or the Escrow Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, Evolent Entities, Merger Sub, the Company, and the Escrow Agent shall provide the Seller with a written notice of their intention to withhold at least three (3) business days prior to any such withholding. To the extent that amounts are so deducted or withheld by the Evolent Entities, Merger Sub, the Company or the Escrow Agent and paid to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 4
CLOSING; PAYMENT OF TOTAL CONSIDERATION

4AClosing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase and the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bass Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, TN or remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be performed or satisfied at the Closing, provided that such conditions are so performed or satisfied at the Closing); provided that the Closing shall not occur prior to October 1, 2021, unless the satisfaction or waiver of all of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be performed or satisfied at the Closing, provided that such conditions are so performed or satisfied at the Closing) occurs on or prior to September 2, 2021, in which case the Closing shall occur on the first (1st) Business Day following such satisfaction or waiver; provided further, in no event shall the Closing occur prior to September 1, 2021. Notwithstanding the foregoing, the Closing may be effected at such other time and on such other date as the Company, the Representative and Buyer shall otherwise agree to in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.” At the Closing, the Evolent Entities and Merger Sub shall deliver to the Company and the Seller all of the certificates, instruments and documents required to be delivered by the Evolent Entities, Merger Sub and/or any of its Affiliates under this Agreement in order for the conditions of the Company and the Seller to be satisfied, and the Company and the Seller shall deliver to the Evolent Entities and Merger Sub all of the certificates, instruments and documents required to be delivered by the Company, the Seller and/or any of their respective Affiliates under this Agreement in order for the conditions of the Evolent Entities and Merger Sub to be satisfied.

4BClosing Consideration.
(a)At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Evolent Entities (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), and (ii) a statement (the “Company Closing Statement”) setting forth the Company’s good faith calculation of (A) Estimated Closing Net Working Capital, Estimated Closing Cash on Hand, Estimated Company Closing Indebtedness and Estimated Company Expenses and (B) an estimated calculation derived therefrom of the Closing Consideration (the “Estimated Closing Consideration”). The Estimated Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP utilizing the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP. In addition, in connection with the delivery of the Estimated Closing Balance Sheet and the Company Closing Statement, the Company shall calculate and prepare in accordance with the terms of this Agreement and the Company’s limited liability company agreement a schedule (the “Allocation Schedule”) setting forth (w) the aggregate portion of the Estimated Closing Consideration (including the mix of Cash Consideration and Equity Consideration to be received by each such Person and any applicable withholdings) to which the Seller is entitled for the Purchased Shares and each Unitholder is entitled for all Units held by such holder, (x) the Seller’s and each Unitholder’s interest (as applicable, the “Pro-Rata Share”) (expressed as a percentage), in any Additional Consideration to be distributed to the Seller and/or the Unitholders following Closing, and (y) the name, wire instructions and other necessary information of each recipient to make the payments and issuances contemplated by Section 4C, 4D, 4E and 4F. The Seller and each Unitholder will be bound by the allocations set forth in the Allocation Schedule. In calculating the applicable portion of any consideration payable or issuable to the Seller or any Unitholder hereunder, the Evolent Entities and Merger Sub and their respective agents shall be entitled to rely conclusively on the Allocation Schedule and shall have no liability to the Seller or any Unitholder arising out of, relating to or resulting from the allocation of such amounts set forth on the Allocation Schedule.
(b)Following the delivery of the Estimated Closing Balance Sheet, the Company Closing Statement and the Allocation Schedule, the Company and its Subsidiaries shall reasonably cooperate with the Evolent Entities and their representatives in their review of the Estimated Closing Balance Sheet, the Company Closing Statement and the Allocation Schedule and provide the Evolent Entities and their representatives reasonable access to the books, records (including work papers, schedules, memoranda and other documents) and supporting data and employees of the Company and its Subsidiaries reasonably required for purposes of their review and evaluation of the Estimated Closing Balance Sheet, the Company Closing Statement and the Allocation Schedule. If prior to the Closing Date, Buyer objects in writing to the amount of any estimate set forth in the Estimated Closing Balance Sheet, the Company Closing Statement and/or the Allocation Schedule, then the Representative shall in good faith consider and attempt to resolve any such objections, and, if the Representative agrees (based on its good faith evaluation of such proposed modification(s)) with the objection, the Company shall change the applicable estimate or input and notify Buyer thereof on or prior to the Closing Date in which event the Estimated Balance Sheet, the Company Closing Statement and/or the Allocation Schedule, as applicable, shall be deemed amended to reflect such change; provided, however, that the foregoing shall not delay or impair the Closing.
(c)The Evolent Entities’ remittance of the amounts and/or issuance of the Class A Shares set forth in the Allocation Schedule, as applicable, shall be made (i) with respect to the Cash Consideration, by wire transfer of immediately available funds pursuant to wire transfer instructions given to Buyer by the applicable recipients stated in the Allocation Schedule and (ii) with respect to the Equity Consideration, by book entry form on the books of the Transfer Agent with respect to the issuance of the Class A Shares. Remittance and/or issuance, as applicable, by the Evolent Entities in accordance with the Allocation Schedule and this Agreement shall, when effectuated, be irrevocably deemed for all purposes to satisfy the Evolent Entities’ obligation for payment and issuance of the Estimated Closing Consideration.

4CClosing Distributions.
(a)At the Closing, the Evolent Entities shall, or shall cause Merger Sub to, in accordance with the Allocation Schedule:
(i)Pay and/or issue to each Unitholder (other than Unitholders holding Units cancelled pursuant to Section 3A(c)) who has delivered a duly executed and completed letter of transmittal substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”) to the Company prior to the Closing Date, the portion of the Estimated Closing Consideration to which such holder is entitled in accordance with the Allocation Schedule, by (A) with respect to the portion of the Cash Merger Consideration due to such Person, wire transfer of funds to an account designated in writing by such holder in the Letter of Transmittal and stated in the Allocation Schedule and (B) with respect to the portion of the Equity Merger Consideration due to such Person, by book entry form with the Transfer Agent with respect to the Class A Shares.
(ii)Pay to the Company, to be held in trust for the benefit of each Unitholder that is not receiving payment on the Closing Date pursuant to Section 4C(a)(i) above (other than Unitholders holding Units cancelled pursuant to Section 3A(c)), an aggregate amount equal to the aggregate portion of the Estimated Closing Consideration consisting of the Cash Merger Consideration to which such Unitholder is entitled as set forth in the Allocation Schedule (the “Exchange Fund”), which shall be funded by wire transfer of immediately available funds to a bank account designated in writing by the Company. After the Closing, each such Unitholder that delivers a duly executed and completed Letter of Transmittal to the Company shall promptly, and in any event within two (2) Business Days of delivery thereof, (i) be paid his, her or its portion of the Estimated Closing Consideration consisting of the Cash Merger Consideration by the Company from the Exchange Fund and (ii) with respect to the portion of the Equity Merger Consideration due to such Person, issued such Equity Merger Consideration by book entry form with the Transfer Agent with respect to the Class A Shares.
(b)At or after the Effective Time in accordance with Section 4C(a)(i) and (ii), upon the delivery of a duly executed and completed Letter of Transmittal to the Company, each Unitholder (other than Unitholders holding Units cancelled pursuant to Section 3A(c)) shall be paid and issued the portion of the Estimated Closing Consideration to which such holder is entitled, in each case as set forth in the Allocation Schedule. Furthermore, upon delivery of the Letter of Transmittal to the Company, each such Unitholder shall be irrevocably entitled to receive its Pro-Rata Share of the Additional Merger Consideration, if any, to be paid and issued to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement and in accordance with the Allocation Schedule.
4DPurchase Price for Purchased Shares. At the Closing, in consideration for the Purchased Shares, the Evolent Entities shall pay and issue to the Seller the portion of the Estimated Closing Consideration to which the Seller is entitled in accordance with the Allocation Schedule, by (A)

with respect to the portion of the Cash Purchase Consideration, wire transfer of funds to an account designated in writing by the Seller and (B) with respect to the portion of the Equity Purchase Consideration, by book entry form with the Transfer Agent with respect to the Class A Shares. In addition, the Seller shall be entitled to receive the Additional Purchase Consideration, if any, to be paid and issued the Seller as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement and in accordance with the Allocation Schedule.
4EEscrow Deposit. Immediately prior to the Effective Time, Buyer shall, or shall cause Merger Sub to, deliver, by wire transfer of immediately available funds and as a reduction to the Closing Consideration, an aggregate amount equal to the Indemnity Escrow Deposit Amount and the Net Working Capital Escrow Amount (collectively and including any interest or other income received in respect thereof, the “Escrow Funds”) to the Escrow Agent for deposit into separate escrow accounts (collectively, the “Escrow Account”) established pursuant to the terms of the escrow agreement, entered into as of the Closing Date (as amended, modified or supplemented from time to time, the “Escrow Agreement”), by and among Buyer, the Representative, and the Escrow Agent, substantially in the form attached hereto as Exhibit D.
4FCompany Expenses, Representative Fund and Funded Indebtedness. Immediately prior to the Effective Time, Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified in writing by the Company to Buyer in the Allocation Schedule and, in the case of the Company Expenses, supported by invoices or statement balances provided to Buyer prior to the Closing) the Company Expenses, the Representative Fund and the Funded Indebtedness.
4GClosing of Company Transfer Books. At the Effective Time, the Unit transfer books of the Company shall be closed, and no transfer of Units shall be made thereafter.
4HTotal Consideration Adjustment.
(a)Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and based on the foregoing, Buyer’s calculation of the Closing Consideration. The Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP utilizing the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP. During the 30 days immediately following the Representative’s receipt of the Closing Balance Sheet and the Closing Statement (the “Review Period”) and any period of dispute with respect thereto thereafter, Buyer shall, and shall cause the Company and its Subsidiaries to, reasonably assist and cooperate with the Representative in the review of the Closing Balance Sheet and Closing Statement and provide the Representative and its representatives reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Company and its Subsidiaries for purposes of their review and evaluation of the Closing Balance Sheet and the Closing Statement. The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration shall become final and binding upon the parties 30 days following the Representative’s receipt thereof unless the

Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to the end of the Review Period; provided that the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration shall become final and binding upon the parties upon the Representative’s delivery, prior to the expiration of the Review Period, of written notice to Buyer of its acceptance of the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses.
(b)If a timely Notice of Disagreement is delivered to Buyer, then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 4H(b)), and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration, shall become final and binding upon the parties on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Representative and Buyer and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by the Representative and Buyer are finally resolved in writing by the Accounting Firm. The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect (x) any resolution by the Representative and Buyer and (y) any final resolution made by the Accounting Firm in accordance with this Section 4H(b). During the 30 days immediately following the delivery of a Notice of Disagreement or such longer period as the Representative and Buyer may agree in advance in writing, the Representative and Buyer shall seek in good faith to mutually resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, the Representative and Buyer shall promptly submit to Grant Thornton LLP (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement. Buyer and the Representative shall instruct the Accounting Firm to, and the Accounting Firm shall, acting as an expert and not an arbitrator, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Representative will cooperate with the Accounting Firm during the term of its engagement to provide any books, records (including work papers, schedules, memoranda and other documents) and supporting data required by the Accounting Firm to evaluate the items set forth in the Notice of Disagreement. Buyer and the Representative shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its final determination based solely on presentations by Buyer and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Absent fraud or manifest error on behalf of the Accounting Firm, the disputed items in respect of the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration submitted to the Accounting Firm for resolution shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution of such items in writing to Buyer and the Representative (which final resolution shall be requested by the parties to be delivered not more than 30 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review or otherwise be appealable. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.
(c)If the Closing Consideration as finally determined pursuant to this Section 4H (the “Final Closing Consideration”) is greater than the Estimated Closing Consideration (such excess, the “Excess Amount”), Buyer shall, within three (3) Business Days after the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration become final and binding on the parties pursuant to this Section 4H, make payment of the Excess Amount 100% in cash, by wire transfer in immediately available funds to, or as directed by, the Representative, with such amounts, subject to Section 12D(a) hereof, being paid as a portion of the Additional Consideration as provided in Section 4C(a) and Section 4D. In addition, in connection with the payment of the Excess Amount, Buyer and the Representative shall jointly instruct the Escrow Agent in writing to release the Net Working Capital Escrow Amount (together with any interest accrued thereon) to, or at the direction of, the Representative for credit to the Unitholders and the Seller in accordance with their Pro-Rata Share as set forth in the Allocation Schedule.
(d)If the Final Closing Consideration is less than the Estimated Closing Consideration (such shortfall, the “Shortfall Amount”), Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment, within three (3) Business Days after the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash on Hand, Company Closing Indebtedness and Company Expenses and Closing Consideration become final and binding on the parties pursuant to this Section 4H, to Buyer, by wire transfer in immediately available funds of the Shortfall Amount (together with any interest accrued thereon) from the Escrow Account. In the event that the Shortfall Amount is less than the Net Working Capital Escrow Amount, Buyer and the Representative shall jointly instruct the Escrow Agent in writing to release the difference between the Net Working Capital Escrow Amount and the Shortfall Amount (together with any interest accrued thereon) to, or at the direction of, the Representative for credit to the Unitholders and the Seller in accordance with their Pro-Rata Share as set forth in the Allocation Schedule. In the event the Shortfall Amount is greater than the Working Capital Escrow Amount, then at the election of the Representative, either (i) the Representative shall, or (ii) Seller and each of the Unitholders shall, severally in proportion to its share of the Total Consideration as set forth in the Allocation Schedule, pay such difference by wire transfer in immediately available funds to Buyer.
(e)Subject to Section 12D(a), any amounts received by the Representative pursuant to this Section 4H shall be received for the benefit of the Seller and the Unitholders as of immediately prior to the Effective Time (other than Units cancelled pursuant to Section 3A(c)), with the Seller and each such Unitholder entitled to receive its Pro-Rata Share of the Additional Consideration as set forth in the Allocation Schedule.
(f)Buyer will cooperate in the review of the Closing Balance Sheet and the Closing Statement, including by providing customary certifications to the Representative or, if requested, to the Representative’s auditors or the Accounting Firm.
(g)All payments made pursuant to this Section 4H (other than payments to the Accounting Firm) shall be treated by the Evolent Entities, the Seller and the Unitholders as an adjustment to the Total Consideration for all income Tax purposes, unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Total Consideration for income Tax purposes.
4IEarnout Consideration. In addition to the Closing Consideration, the Seller and the Unitholders shall be eligible to receive the Earnout Consideration, if any, as set forth on Exhibit E hereto. Consistent with the definition of Earnout Consideration in Exhibit E, the Earnout Consideration, if any, shall consist of 50% cash and 50% Class A Shares, with the number of Class A Shares issuable in connection therewith based on a per share price equal to the volume-weighted average price of the Class A Shares on the New York Stock Exchange, or such other securities market or stock exchange on which the Class A Shares then principally trade, for the five (5) trading days ending on the trading day immediately preceding the date the Earnout Consideration, if any, is payable; provided, however, at the option of the Evolent Entities, the Earnout Consideration may be paid 100%, or such other percentage greater than 50% but less than 100%, in cash, with a corresponding decrease to the percentage paid in Class A Shares. In no event shall the Earnout Consideration exceed $45,000,000.
ARTICLE 5
CONDITIONS TO CLOSING

5AConditions to All Parties’ Obligations. The obligation of each of the Company, the Seller, the Evolent Entities and Merger Sub to consummate the transactions contemplated by this Agreement, including the Purchase and the Merger, and to consummate the Closing, is subject to the satisfaction, or waiver in writing by the Evolent Entities, the Company and the Seller, of each of the following conditions as of immediately prior to the Effective Time:
(a)Any applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”); or
(b)No Order restraining, enjoining or otherwise preventing, challenging or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigation by or before, or otherwise involving, any Governmental Entity shall be threatened in writing or pending against the Company, the Seller or any Evolent Entity, which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement; provided, however, that the parties shall use their commercially reasonable efforts to have any such Order vacated or lifted except as otherwise provided in Section 6D(c), which, for the avoidance of doubt, shall control in the event of any inconsistency with this Section 5A(b).
5BConditions to the Evolent Entities’ and Merger Sub’s Obligations. The obligation of the Evolent Entities and Merger Sub to consummate the transactions contemplated by this Agreement, including the Purchase and the Merger, and to consummate the Closing, is subject to the satisfaction, or waiver in writing by Buyer, of each of the following additional conditions as of immediately prior to the Effective Time:
(a)Representations and Warranties:
(i)Each of the Fundamental Representations of the Company shall be true and correct as of the date hereof and as of the Bringdown Date (except for de minimis inaccuracies) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(ii)The representations and warranties in Section 7F(a) shall be true and correct as of the date hereof and as of the Bringdown Date as if made anew as of such date. Each of the other representations and warranties of the Company contained in Article 7 (other than Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date hereof and as of the Bringdown Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct as does not have a Company Material Adverse Effect; and
(iii)Each of the representations and warranties of the Seller shall be true and correct as of the date hereof and as of the Bringdown Date (except for de minimis inaccuracies) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b)Each of the covenants and agreements of the Company and the Seller to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)The Company shall not have suffered a Company Material Adverse Effect from the date of this Agreement until the Bringdown Date;
(d)Absent death or permanent disability, the Offer Letters shall be in full force and effect, except changes due to any actions taken by or on behalf of the Evolent Entities;
(e)At the Closing, the Company, the Representative and the Seller shall have delivered or caused to be delivered to the Evolent Entities:
(i)the Certificate of Merger, duly executed by the Company;
(ii)all consents and notices set forth on Schedule 7D(b), duly executed by the counterparties thereto, in a form reasonably acceptable to the Evolent Entities;
(iii)a properly completed and executed certificate satisfying Treasury Regulation section 1.897-2(h) and 1.1445-2(c), certifying that Units in the Company are not interests in “United States real property interest” within the meaning of Code section 897(c);
(iv)a properly completed and executed certificate satisfying Treasury Regulation section 1.897-2(h) and 1.1445-2(c), certifying that Purchased Shares are not interests in “United States real property interest” within the meaning of Code section 897(c);
(v)a certificate in the form of Exhibit F attached hereto dated the Closing Date and signed by a duly appointed officer of the Company on behalf of the Company and a duly appointed officer of the Seller on behalf of the Seller confirming the foregoing matters in Section 5B(a) and Section 5B(b), as applicable;
(vi)a certificated copy of the certificate of formation of the Company, from the Secretary of State of the State of Delaware, and a certificate of good standing of the Company and each of its Subsidiaries, dated within ten (10) Business Days prior to the Closing Date;

(vii)a certified copy of the certificate of incorporation of the Blocker, certified by the Secretary of State of the State of Delaware, and a certificate of good standing of the Blocker from the Secretary of State of the State of Delaware, each dated within ten (10) Business Days prior to the Closing Date;
(viii)certificates representing the Purchased Shares, endorsed in blank (or accompanied by stock powers in form and substance reasonably satisfactory to Buyer executed in blank) and otherwise in proper form for transfer;
(ix)evidence of payment of all Funded Indebtedness (including customary payoff letters with respect thereto) and releases of all Liens (other than Permitted Encumbrances) on the assets of the Seller and the Company and its Subsidiaries, including the termination of all security interests with respect to the assets of the Seller and the Company and its Subsidiaries related thereto, in each case in a form reasonably acceptable to the Evolent Entities or containing authorization for Buyer to file termination statements related to Funded Indebtedness;
(x)a certificate of the secretary of the Company (or comparable officer) (x) certifying, as complete and accurate as of the Closing, attached copies of the limited liability company agreement of the Company, (y) certifying and attaching all requisite resolutions or actions of the Company’s board of directors approving this Agreement and consummation of the transactions contemplated hereby, including the Merger and (z) certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(xi)a certificate of the secretary of the Seller (or comparable officer) (x) certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Blocker, (y) certifying and attaching all requisite resolutions or actions of the Seller’s general partner approving this Agreement and consummation of the transactions contemplated hereby, including the Purchase and (z) certifying to the incumbency of the officers of the Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(xii)the Escrow Agreement, duly executed by the Representative;
(xiii)resignations of each of the members of the board of directors of Blocker and the Company and its Subsidiaries in their capacity as such, duly executed by such individuals;
(xiv)evidence of the termination of each agreement set forth on Schedule 5B(xiv) in a form reasonably acceptable to the Evolent Entities;
(xv)an Accredited Investor Questionnaire in the form attached hereto as Exhibit G, duly executed by Vital Splitter and the Seller;
(xvi)a Letter of Transmittal duly executed and completed by Vital Splitter;
(xvii)evidence that the Vital Decisions Employee 401K plan has been terminated;
(xviii)evidence, reasonably satisfactory to Buyer, that the Reorganization has occurred and is effective;

(xix)evidence of the Company’s purchase of a “tail” insurance policy substantially comparable to Vital Decisions, LLC’s current policies of cyber insurance coverage for the Company and its Subsidiaries for a period of six (6) years after the Closing Date; and
(xx)such other documents and agreements required hereby to be delivered by the Company, the Seller and/or the Unitholders in connection with this Agreement and the transactions contemplated hereby at or prior to the Closing.
5CConditions to the Company’s and the Seller’s Obligations. The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement, including the Purchase and the Merger, and to consummate the Closing is subject to the satisfaction, or waiver in writing by the Company and the Seller, of each of the following additional conditions as of immediately prior to the Effective Time:
(a)Representations and Warranties:
(i)Each of the Fundamental Representations of the Evolent Entities and Merger Sub shall be true and correct as of the date hereof and as of the Closing Date (except for de minimis inaccuracies) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and
(ii)Each of the representations and warranties of the Evolent Entities and Merger Sub contained in Article 9 (other than Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct as does not have a Buyer Material Adverse Effect;
(b)Each of the covenants and agreements of the Evolent Entities and/or Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)At the Closing, the Evolent Entities shall have delivered or caused to be delivered to the Company and/or the Representative, as applicable:
(i)the Certificate of Merger, duly executed by Merger Sub;
(ii)a certificate in the form of Exhibit H attached hereto dated the Closing Date and signed by a duly appointed officer of Buyer on behalf of Buyer and a duly appointed officer of Merger Sub on behalf of Merger Sub confirming the foregoing matters in Section 5C(a) and Section 5C(b);
(iii)a certificate of the secretary of Merger Sub (I) certifying and attaching all requisite resolutions or actions of Merger Sub’s board of managers and sole member approving the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby, and (II) certifying to the incumbency of the officers of Merger Sub executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(iv)a certificate of the secretary of Buyer and Parent (I) certifying and attaching all requisite resolutions or actions of Buyer’s and Parent’s board of directors (or managing member, as applicable) approving the execution and delivery of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby, and (II) certifying to the incumbency of the officers of the Evolent Entities executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(v)the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(vi)such other documents and agreements required hereby to be delivered by the Evolent Entities and Merger Sub in connection with this Agreement and the transactions contemplated hereby at or prior to the Closing.
ARTICLE 6
CERTAIN COVENANTS PRIOR TO THE EFFECTIVE TIME
6AAccess. During the period from the date of this Agreement to the earlier of the Closing or the date that this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall provide Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and its Subsidiaries that are in the possession or under the control of the Company and its Subsidiaries to the extent relating to the transition of the Company’s and its Subsidiaries’ business to the Evolent Entities; provided that (i) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to reasonably protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to the officers of the Company or such other Person as the Company may designate in writing (including via e-mail) from time to time (collectively, the “Designated Contacts”), and (iv) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer if such access or disclosure (x) would be in violation of applicable Legal Requirements (including the HSR Act and other anti-competition laws) or any agreement to which the Company or any of its Subsidiaries is bound, (y) would be reasonably likely to jeopardize any attorney-client, work privilege or other privilege, or (z) if Representative reasonably determines that any such access would be reasonably likely to cause material competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 6A. During the Pre-Closing Period, none of Buyer, its Affiliates or its or their respective representatives may, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), contact or communicate with any of the customers, suppliers or other business relations (except as otherwise permitted herein, including, but not limited to, the personnel of the Company and its Subsidiaries) of the Company and its Subsidiaries.
6BOrdinary Conduct of the Company. During the Pre-Closing Period, except as (w) set forth in Schedule 6B, (x) otherwise consented to or requested by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (y) would constitute a violation of applicable Legal Requirements or (z) otherwise contemplated by this Agreement, the Company and each of its Subsidiaries shall (i) carry on and conduct the Company’s and its Subsidiaries’ business in the Ordinary Course of Business in all material respects, and (ii) use commercially reasonable efforts to, in the

Ordinary Course of Business, preserve intact the business and significant business relationships of the Material Customers, Material Suppliers, employees, and other customers, suppliers and service providers of and to the business of the Company and its Subsidiaries, and with the Governmental Entities with jurisdiction over the Company. Without limiting the foregoing, during the Pre-Closing Period, except as (w) set forth in Schedule 6B, (x) otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (y) would constitute a violation of applicable Legal Requirements or (z) otherwise explicitly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries, not to cause to occur, perform, incur or suffer any of the actions or circumstances set forth in Section 7F (other than any item under Sections 7F(a) and (o)), which such action if taken, or such circumstance existed, prior to the date hereof, would be required to be disclosed on Section 7F of the Company Disclosure Letter, including, for purposes of Section 7F(d), entering into a contract that would have been a Company Material Contract if entered into prior to the date hereof.
6CReserved.
6DOther Required Approvals.
(a)As promptly as practicable after the date of this Agreement, the Company and the Seller shall use commercially reasonable efforts to obtain all consents and provide all notices required in connection with the transactions contemplated hereby, including (i) those set forth in Section 7D(b) of the Company Disclosure Letter, and (ii) Schedule 6D(a).
(b)Buyer and the Company shall each file or cause to be filed, promptly (but in any event within three (3) Business Days) after the date of this Agreement, any notifications or filings required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to filings under the HSR Act, each of the Company, the Evolent Entities and Merger Sub shall seek early termination of the waiting period under the HSR Act. The Evolent Entities and the Company shall use their respective best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date. Each of the Evolent Entities and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of Buyer and the Company shall have the right to have a representative present at any such meeting. To the extent permitted by applicable Legal Requirements, each of the Evolent Entities and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable anti-competition laws. The Evolent Entities and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. The filing fee required under the HSR Act shall borne solely by Buyer.
(c)In furtherance of the foregoing, the Company, the Seller and the Evolent Entities or Merger Sub, as applicable, will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby, (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of their respective Affiliates’ businesses, assets or properties or (iii) contesting any Proceeding initiated by a Governmental Entity seeking to enjoin or prevent this transactions contemplated hereby, including the Merger and the Purchase. Each of the Seller and the Company, on the one hand, and each of the Evolent Entities and Merger Sub, on the other hand, shall promptly provide the other copies of material written communications with, and shall keep one another informed as to the substance of any meeting with, any Governmental Entity regarding the matters set forth in this Section 6D, subject to any confidentiality obligations and applicable Legal Requirements.
6EReasonable Best Efforts. Each party shall use its reasonable best efforts (which efforts shall not include waiving any conditions to Closing, and in each case will be subject to any other efforts standard expressed herein in any particular context) to cause all of the conditions precedent to the parties’ obligations set forth in Article 5 to be satisfied as promptly as practicable, to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions. The obligations in this Section 6E shall apply during the Pre-Closing Period. Nothing in this Agreement shall require any party to pay any consideration (except filing and applicable fees and other contractual fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.
6FPress Release and Announcements. The Seller, the Company and the Evolent Entities agree that, during the Pre-Closing Period, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of the Company and its Subsidiaries, subject to the consent of Buyer, not to be unreasonably withheld, conditioned or delayed, may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Legal Requirements or the requirements of any agreement to which the Company or any of its Subsidiaries is a party. Notwithstanding the foregoing, (i) an initial press release of the Parent with respect to this Agreement and the transactions contemplated hereby will be issued by Parent promptly following the execution and delivery of this Agreement (the content of which press release is subject to the reasonable advanced approval of the Company prior to external disclosure) and Parent will file with the SEC a Current Report on Form 8-K, and (ii) this Section 6E shall not prohibit (x) subject to the terms of the Confidentiality Agreement, any disclosure to any representative of Buyer, Seller, the Company or its Subsidiaries who needs to know such information for the purpose of effectuating the transactions contemplated by this Agreement (so long as such Persons agree to or are bound by contract or other legal obligation to keep the terms of this Agreement confidential), or (y) Seller or any of its Affiliates from providing general information about the subject matter of this Agreement of the kind customarily provided with respect to investments of this kind to its or their direct or indirect current or potential investors, limited partners or potential limited partners, lenders or advisors in connection with fundraising, marketing, informational, transactional, or reporting activities, in each case, in the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or other legal obligation to keep the terms of this Agreement confidential). Notwithstanding the foregoing, nothing contained herein will limit any party or its Affiliates from making any announcements, statements, or acknowledgments that such party or its Affiliates is required by applicable Legal Requirements or the requirements of any national securities exchange to make, issue or release, or limit the Evolent Entities or their Affiliates from making any disclosures that they deem necessary or advisable to be made in filings with the SEC. The obligations in this Section 6F shall apply during the Pre-Closing Period.
6GExclusive Transaction. The Seller and the Company agree that during the Pre-Closing Period, the Seller and the Company shall not, and shall cause their respective directors, employees, officers, and other representatives, equityholders and Affiliates not to, directly or indirectly, knowingly solicit, negotiate with or in any manner encourage, discuss or accept any proposal of, provide any non-public information to, or enter into any agreement with any Person (other than the Evolent Entities and Merger Sub) relating to the acquisition of the Seller and/or the Company or its Subsidiaries or their respective assets, whether directly or indirectly, through stock purchase, asset purchase, merger, consolidation or otherwise (other than dispositions of assets in the Ordinary Course of Business of the Company and its Subsidiaries). The Seller or the Company shall notify the Evolent Entities of any such inquiry or proposal within twenty-four (24) hours of receipt.
6HAssistance with SEC Filings. In order to assist with potential future SEC filing requirements of the Evolent Entities, prior to the Closing, the Representative and the Company shall provide such cooperation as Evolent Entities may reasonably request in connection with such filing requirements. The Evolent Entities shall reimburse the Representative and the Company for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Representative and the Company in connection with performing its obligations under this Section 6H.

6INotification. Between the date of this Agreement and the Closing Date, the Company and the Seller shall give prompt written notice to Buyer of any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article 5 required to be satisfied by the Company and/or the Seller incapable of being satisfied in a timely manner; provided that no disclosure pursuant to this Section 6I shall be taken into account for purposes of determining whether a condition to Closing has been satisfied or for purposes of indemnification pursuant to Article 13.

6JPre-Closing Financial Statements. Until the Closing Date, during the Pre-Closing Period the Company shall deliver to Buyer within twenty (20) days after the end of each calendar month a copy of the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the preparation of the Interim Financial Statements (the “Pre-Closing Financial Statements”).
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to the Evolent Entities and Merger Sub to enter into this Agreement, the Company hereby represents and warrants as of the date hereof and as of the Closing Date that, except as set forth in the Company Disclosure Letter:
7AOrganization and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and it and its Subsidiaries have all requisite corporate or limited liability company power and authority to own or lease and operate the properties and assets they purport to own or lease and operate and to carry on their businesses as now conducted. The Company is duly qualified to do business and is in good standing in each domestic and foreign jurisdiction in which it is necessary except where the failure to be so qualified would not, individually or in the aggregate, be material to the Company and its Subsidiaries when taken as a whole. Section 7A of the Company Disclosure Letter sets forth a complete and accurate list of each jurisdiction in which the Company is qualified or licensed to do business. Copies of the Organizational Documents of the Company and each Subsidiary, each as amended to date, have been made available to Buyer.

7BCompany Capitalization.
(a)The total issued and outstanding capitalization of the Company, as of immediately prior to giving effect to the Reorganization, is set forth on Section 7B(a) of the Company Disclosure Letter. All of the outstanding Units have been duly authorized and validly issued, were issued in compliance with all applicable Legal Requirements, and, without giving effect to the Reorganization, are owned of record as set forth on Section 7B(a) of the Company Disclosure Letter. The Units were not issued in violation of the Organizational Documents of the Company or of any other agreement, arrangement or commitment to which the Company is or was a party, nor are the Units subject to any preemptive or similar rights of any Person except as set forth in the limited liability company agreement of the Company. The Company has not violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of the Units or any other ownership interest or equity securities. The Company has no liability for dividends or distributions that have been declared or accrued that have not been paid. The total issued and outstanding capitalization of the Company following the Reorganization is set forth on Section 7B(a)(ii) of the Company Disclosure Letter.
(b)Except as otherwise set forth on Section 7B(b) of the Company Disclosure Letter, there are no (i) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Company, or securities convertible or exchangeable into Units or other equity or ownership interests of the Company, or obligating the Company to issue or sell any Units or any other equity or ownership interests in the Company; (ii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Units or other equity or ownership interests in any other Person; or (iii) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units or other equity or ownership interests of the Company. As of the Effective Time, any and all options, warrants and rights to acquire any Units or other equity securities of the Company previously granted by the Company, will either have lapsed, been exercised or been terminated, and, in any case, shall no longer represent a right to acquire Units or other equity securities of the Company.

7CSubsidiaries. Section 7C of the Company Disclosure Letter sets forth a complete list of the Subsidiaries of the Company, including the name of each such Subsidiary, the jurisdiction of its incorporation or organization, the direct owner of the issued and outstanding capital stock or other equity securities of such Subsidiary and the percentage of the issued and outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. Section 7C of the Company Disclosure Letter sets forth a complete and accurate list of each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each such Subsidiary listed on Section 7C of the Company Disclosure Letter is duly organized, validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. All of the issued and outstanding capital stock or other equity securities of each such Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens. Except for the arrangements listed on Section 7C of the Disclosure Letter there are no (i) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments relating to the ownership interests of any of the Company’s Subsidiaries, or securities convertible or exchangeable into capital stock or other equity or ownership interests of any of the Company’s Subsidiaries, or obligating any of the Company’s Subsidiaries to issue or sell any shares of capital stock of, or any other equity or ownership interests in, any of the Company’s Subsidiaries; (ii) outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity or ownership interests in any other Person; or (iii) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity or ownership interests of any of the Company’s Subsidiaries. Except for the Subsidiaries listed on Section 7C of the Company Disclosure Letter or as otherwise listed on Section 7C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other equity security in any other Person.

7DAuthorization; No Breach.
(a)The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby is advisable, and (iv) recommended that the members of the Company approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. Each of the Transaction Documents to which it is a party when duly executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
(b)Except as set forth on Section 7D(b) of the Company Disclosure Letter and assuming receipt of and subject to the HSR Approval, neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party by the Company nor the consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time), (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) give any third party the right to terminate or materially modify, (iv) result in the creation of any Lien upon any of the shares of capital stock or any assets of the Company or its Subsidiaries or (v)

require any authorization, consent, approval, exemption or other action by or notice to any third party, Governmental Entity or other Person, in each case, under (I) the Organizational Documents of the Company, (II) any Company Material Contract, (III) any Order to which the Company or any of its Subsidiaries is subject, (IV) any Governmental Authorization held by the Company or any of its Subsidiaries or (V) any Legal Requirements to which the Company or any of its Subsidiaries is subject.
7EFinancial Statements; Undisclosed Liabilities.
(a)Section 7E(a) of the Company Disclosure Letter sets forth true and complete copies of the following financial statements: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, 2019 and 2018 and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal period then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements and the Pre-Closing Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements and the Pre-Closing Financial Statements, to the lack of footnote disclosure and changes resulting from year-end adjustments, the effects of each of which would not reasonably be expected, individually or in the aggregate, to be material) and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates referred to for such financial statements, and the consolidated results of their operations for the periods referred to therein, and (ii) are consistent with the books and records of the Company.
(b)The Company and its Subsidiaries do not have any material liabilities or material obligations (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) (collectively, “Liabilities”) except (i) Liabilities reflected on or reserved against in the Latest Balance Sheet, (ii) current Liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) for Taxes, (iv) arising under the executory portion of the Contracts of the Company and its Subsidiaries (and not in connection with or as a result of any breach of such Contract), and (v) with respect to any Company Expenses arising under this Agreement.
(c)The books of account and other financial records of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. To the Company’s knowledge, no material weaknesses in internal controls or reportable conditions exist or existed as of the date of the Financial Statements.
7FAbsence of Certain Developments. Except as set forth in Section 7F of the Company Disclosure Letter or as otherwise contemplated by this Agreement, since December 31, 2020 to the date hereof, neither the Company nor any of its Subsidiaries has:
(a)suffered a Company Material Adverse Effect;
(b)conducted its business other than in the Ordinary Course of Business;

(c)acquired assets outside the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;
(d)entered into any Company Material Contract, or amended, modified or terminated a Company Material Contract (other than any terminations of any Company Material Contract as a result of the expiration of such Contract pursuant to its terms);
(e)cancelled, compromised, waived or released any right or claim involving more than $100,000;
(f)issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;
(g)declared, set aside or paid any dividend or distribution (whether in cash, securities or property or other combination thereof) in respect of the capital stock or other equity interests of the Company;
(h)incurred or assumed any Indebtedness or subjected any portion of its properties or assets to any Lien, except for Permitted Encumbrances or in the Ordinary Course of Business;
(i)sold, assigned, transferred or otherwise disposed of any material portion of its tangible assets (other than any obsolete or worthless assets), except in the Ordinary Course of Business;
(j)sold, assigned, transferred or otherwise disposed of any of its patents, trademarks, trade names, copyrights, Trade Secrets or other intangible assets, except in the Ordinary Course of Business;
(k)made or granted any bonus or any material compensation or salary increase to any current employee (except in the Ordinary Course of Business in accordance with past practice and in an amount of less than $50,000), or adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan (except in the Ordinary Course of Business in accordance with past practice);
(l)made any material change in connection with its accounts payable or accounts receivable terms or procedures;
(m)changed an annual accounting period for GAAP or adopted or changed any material accounting method used by it for GAAP or adopted any material accounting method unless required by GAAP;
(n)incurred, assumed, or guaranteed any Indebtedness (excluding any Indebtedness incurred pursuant to the Credit Agreement as in effect on the date hereof), or made any loans, advances or capital contributions to, or investments in, any other Person in an amount greater than $100,000;
(o)suffered any damage, destruction or other casualty loss in excess of $100,000 with respect to property owned by the Company or any of its Subsidiaries;

(p)made or changed any material Tax election, made any material change in any method of Tax accounting, amended any Tax Return, or compromised or settled any Tax liability;
(q)except for the Reorganization, amended its Organizational Documents;
(r)except for the Reorganization, effected any restructuring, reorganization or complete or partial liquidation;
(s)failed to timely spend funds for any budgeted capital expenditures, or made, or made any commitment with respect to, any capital expenditures (except for routine maintenance) in excess of $100,000;
(t)reclassified, split, combined or subdivided, directly or indirectly, any of the Units;
(u)compromised or settled any Proceeding; or
(v)entered into any agreement to do any of the foregoing.
7GProperty.
(a)Neither the Company nor any of its Subsidiaries owns or has owned any real property.
(b)Section 7G(b) of the Company Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Except for the Leased Real Property, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property. The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property, and there are no contracts, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or by which any of the Leased Real Property is bound granting to any other Person the right of use or occupancy of any material portion of the Leased Real Property. The Company or its Subsidiaries holds a valid leasehold interest in the Leased Real Property, free and clear of any Liens, except for Permitted Encumbrances. Complete and accurate copies of all Leases for the Leased Real Property, including any and all amendments and modifications thereto, have been made available by the Company to Buyer.
(c)To the Company’s knowledge, except as may otherwise occur from consummation of the transactions contemplated hereby, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.
(d)The Company’s or its Subsidiaries use of the Leased Real Property for the purposes for which it is currently being used conforms in all material respects to all applicable Legal Requirements. To the Company’s knowledge, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings of any kind affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the Company’s or any of its Subsidiaries’ businesses. To the Company’s knowledge, all improvements located on the Leased Real Property are in compliance in all material respects with all applicable Legal Requirements. All such improvements are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Company and its Subsidiaries.
(e)The Company or one of its Subsidiaries owns and has good, valid and marketable title to, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets which are material to their business or operations.
(f)Section 7G(f) of the Company Disclosure Letter sets forth all items of machinery, equipment, furniture and other tangible personal property owned by the Company and its Subsidiaries and used in their businesses with an initial, non-depreciated book value of at least $50,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. All such tangible personal property and inventory of the Company and its Subsidiaries is in the Company’s possession.
(g)The tangible assets owned by or leased to the Company and its Subsidiaries at Closing constitute all of the assets, tangible and intangible, of any nature necessary to conduct the Company’s business in the manner presently conducted.
7HTax Matters.
(a)Each of the Company and each of its Subsidiaries has (i) filed all income Tax and other material Tax Returns that it was required to file under applicable Legal Requirements, and all such Tax Returns were true, correct and complete in all material respects, and (ii) paid all Taxes due and payable by it (whether or not shown on any Tax Return). Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.
(b)There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.
(c)The Company and each of its Subsidiaries have (i) withheld all Taxes required to have been withheld from payments or amounts owing to its employees, agents, contractors, creditors, stockholders, nonresidents or other third parties, (ii) remitted such amounts to the proper Governmental Entity in accordance with applicable Legal Requirements and (iii) filed all IRS Forms W-2 and 1099 (and state and local equivalents thereof) required to be filed with respect thereto.
(d)Neither the Company nor any of its Subsidiaries is or has ever been a member of any Affiliated Group (other than a group of which the Company is the common parent). Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any Subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a result of transferee or successor liability, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity), nor does the Company or any of its Subsidiaries have any contractual or legal obligation to indemnify any other Person with respect to Taxes, excluding customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily relating to Taxes.
(e)No U.S. federal, state or local or foreign Tax audits, Tax assessments or other Proceedings involving Taxes are pending with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Governmental Entity (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against the Company. The Company and its Subsidiaries have made available to Buyer complete and accurate copies of all U.S. federal and state income Tax Returns filed since December 31, 2018, and all federal and state examination reports, ruling requests and letter rulings and federal and state statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, in each case filed or received since December 31, 2015.
(f)Neither the Company nor any of its Subsidiaries has waived (or been requested to waive) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(1).
(h)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:
(i)change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;
(iii)installment sale or open transaction disposition made on or prior to the Closing Date;
(iv)deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation 1.451-5, Section 455 of the Code or Section 456 of the Code (or any corresponding provision of state or local Legal Requirement) prepaid amount received on or prior to the Closing Date; or
(v)intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).
(i)At all times since formation, the Company and has been classified as a “partnership” for U.S. federal income tax purposes and for all applicable state and local tax purposes in each jurisdiction where the Company was required to file an income or franchise Tax Return. At all times since formation, each Subsidiary has been disregarded as an entity separate from the Company for U.S. federal income tax purposes under Section 7701-3(b)(1)(ii).
(j)Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Legal Requirements) as a result of the application of Section 280G to the consummation of the transactions contemplated by this Agreement.
(k)Neither the Company nor any of its Subsidiaries has ever engaged in a trade or business outside of the United States.
(l)Except as set forth on Section 7H(r) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) has claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, (iii) has carried back any net operating losses back pursuant to Section 2303(b) of the CARES Act, (iv) has taken any additional depreciation pursuant to Section 2307 of the CARES Act, nor (v) has deferred the employer portion of any payroll Taxes under the Presidential Memorandum of August 8, 2020 or similar legislation, orders or guidance.
(m)No representation or warranty contained in Section 7H shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date; provided, that this subsection shall not limit any Buyer Indemnified Party’s right to recover Losses incurred in a taxable period (or portion thereof) beginning after the Closing Date as a result of a breach of a representation in subsections (b), (d), (h), (i) or (j) of this Section 7H with respect to a Pre-Closing Tax Period.
7ICompany Material Contracts.
(a)Section 7I(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following contracts, as amended, supplemented or modified, to which the Company or any of its Subsidiaries is a party (or by which it or its assets are otherwise bound), including the names of the counterparties to such contracts and the dates thereof, and, in the case of any such oral or unwritten contracts, a reasonably detailed description of the material terms thereof (collectively, the “Company Material Contracts”):
(i)any contract or agreement relating to employment with the Company or any of its Subsidiaries which provides for payments in excess of $100,000 per annum, including all severance agreements, noncompetition agreements and employment agreements;
(ii)any contract or agreement with any Governmental Entity;
(iii)any employee collective bargaining agreement or contract with any labor union;
(iv)any contract or agreement with a Related Person;
(v)any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(vi)any Lease for the Leased Real Property;
(vii)any agreement containing a covenant not to compete, non-solicitation, or other restrictive covenant granted by the Company or any of its Subsidiaries in favor of a third party that materially restricts the ability of the Company or any of its Subsidiaries to compete with any Person or in any geographic area or to solicit the employees or customers of any Person;
(viii)any lease or similar agreement under which (A) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries, in each case, involving annual amounts in excess of $50,000;
(ix)any contract or agreement involving the sale of any assets of the Company or any of its Subsidiaries outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by the Company or any of its Subsidiaries outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;
(x)any agreement or contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed indebtedness or liabilities of others for borrowed money;
(xi)any agreement to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject under which (A) the Company or one of its Subsidiaries is selling products to a third party customer or (B) the Company or one of its Subsidiaries is providing services to a third party customer in each case, involving annual amounts in excess of $400,000 (such customers, collectively, “Material Customers”);
(xii)any agreement to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject under which (I) the Company or one of its Subsidiaries is purchasing products from a third party supplier or (II) the Company or one of its Subsidiaries is receiving services from a third party supplier, in each case which resulted in aggregate payments from the Company or one of its Subsidiaries for the purchase of such products or the receipt of such services in excess of $150,000 during the twelve month period ended on December 31, 2020 or $75,000 during the 6 month period ending on June 30, 2021 (such suppliers, collectively, “Material Suppliers”);
(xiii)IP Licenses, excluding In-Bound IP Licenses for Off-the-Shelf Software and Open Source Software; and
(xiv)any other agreement, contract, lease, license or instrument, in each case not included in clauses (i) through (xiv) above or set forth on any of the other sections of the Company Disclosure Letter, to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject which provides for payments by or to the Company or one of its Subsidiaries in excess of $150,000 per annum or $300,000 in the aggregate.
(b)Except as disclosed in Section 7I(b) of the Company Disclosure Letter:

(i)the Company or one of its Subsidiaries, as applicable, and each other party thereto has performed all material obligations required to be performed by it under the Company Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and nor has any event occurred that, with or without notice or lapse of time, would constitute such a breach or default by the Company or its Subsidiaries under any Company Material Contract in any material respect;
(ii)each Company Material Contract is valid and binding and in full force and effect with respect to the Company and its Subsidiaries and, to the Company’s knowledge, each other party thereto;
(iii)neither the Company nor its Subsidiaries has given to, or received from, any other party to any Company Material Contract, any notice or communication in writing regarding any actual or alleged material breach of or material default under any Company Material Contract by the Company or any other party to such Company Material Contract; and
(iv)neither the Company nor its Subsidiaries has given to, or received from, any other party to any Company Material Contract, any written notice or communication regarding any termination or threat of termination, intent not to renew or materially adverse modification (including payment terms) of any such Company Material Contract.
(c)The Company has delivered or otherwise made available to Buyer or its counsel true and correct and complete copies of each written Material Contract.
7JIntellectual Property.
(a)Section 7J(a) of the Company Disclosure Letter sets forth for the Company-Owned Intellectual Property a complete and accurate list of (i) all Registered Intellectual Property, (ii) all material unregistered trademarks and copyrights, and (iii) all Company-Owned Software. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing. The Company and its Subsidiaries have taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Entity with respect to each such Registered Intellectual Property. As of the date hereof, no actions will be necessary (including the filing of documents or payment of fees) within ninety (90) days after the Closing Date to (I) maintain or preserve the current validity, scope or status of any Registered Intellectual Property, or (II) avoid a statutory bar to patentability of any material unregistered Company-Owned Intellectual Property.
(b)Except as set forth on Section 7J(b) of the Company Disclosure Letter: (i) the Company or one of its Subsidiaries owns and possesses good and exclusive title to all Company-Owned Intellectual Property and has a valid and enforceable license or right to use, transfer and encumber all other Company Intellectual Property necessary for the operation of the Company’s or its Subsidiaries’ business as presently conducted and proposed to be conducted; and (ii) the Company-Owned Intellectual Property is valid, subsisting and enforceable and is not subject to any Liens, other than Permitted Encumbrances. Neither the Company nor its Subsidiaries has directly or indirectly transferred to any third party ownership of any Company-Owned Intellectual Property. To the extent that any material Company-Owned Intellectual Property has been developed or created by an employee or a third party for the Company or its Subsidiaries, the Company has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights in such Company-Owned Intellectual Property by operation of law or by valid assignment. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary to operate the businesses of the Company and its Subsidiaries as currently conducted, including all Intellectual Property Rights with respect to any tangible or intangible property embodied in or used in connection with the products and services of the Company and its Subsidiaries.
(c)The operation of the business of the Company and its Subsidiaries and the Company-Owned Intellectual Property have not and do not materially infringe, misappropriate, dilute or violate the Intellectual Property Rights of any Person. No claims are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use or validity of any Company-Owned Intellectual Property, and, to the knowledge of the Company, there exists no reasonable basis therefor. Neither the Company nor its Subsidiaries have been sued or charged as a defendant in any Proceeding that involves a claim of infringement of any Intellectual Property Rights of any third party and which have not been finally terminated prior to the date hereof. To the knowledge of the Company, no Person has or is infringing, misappropriating, diluting or violating any of the Company-Owned Intellectual Property.
(d)The Company and its Subsidiaries have taken all steps that are reasonably required or reasonably necessary to protect its rights in the Company’s and its Subsidiaries’ confidential information and Trade Secrets, and any trade secrets or confidential information of third parties provided to it related thereto. No information that at any time constituted a material Trade Secret of the Company or its Subsidiaries has been disclosed or made available by the Company or its Subsidiaries to any Person who is not legally bound by a duty of confidentiality with respect thereto. To the Company’s knowledge, there has not been any breach by any third party of any confidentiality obligation to the Company or its Subsidiaries.
(e)(i) All current and former employees, consultants and contractors of the Company and its Subsidiaries that have or made material contributions to any Company-Owned Intellectual Property for or on behalf of any of the Company and its Subsidiaries have executed binding and enforceable written instruments with the Company or its Subsidiaries that contain present assignments to the Company or its Subsidiaries of all rights, title and interest in and to any and all Company-Owned Intellectual Property (including all inventions, improvements, discoveries, writings, works of authorship and information) relating to the business of the Company and its Subsidiaries (such instruments, the “Company IP Protection Agreements”); and (ii) the Company and its Subsidiaries have made available to Buyer a copy of the Company’s form of Company IP Protection Agreements.
(f)The consummation of the transactions contemplated by this Agreement will not result in (i) the loss of, or otherwise adversely affect, any ownership rights of the Company or its Subsidiaries in any Company-Owned Intellectual Property; (ii) the breach or termination of any IP Licenses; (iii) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Company-Owned Software; or (iv) Buyer or any of its Affiliates being obligated to pay any royalties or other amounts to any third party, with respect to Company Intellectual Property, in excess of those payable by the Company and its Subsidiaries prior to the Closing.
(g)Except as set forth in Section 7J(g) of the Company Disclosure Letter, each product and Company-Owned Software and the information technology systems used to operate the business of the Company and its Subsidiaries: (i) operate as necessary for the business of the Company and its Subsidiaries and conform in all material respects to the specifications and documentation therefor without defect; (ii) have appropriate security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to the business of the Company and its Subsidiaries; (iii) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses, spyware, adware, malware or other malicious code and (iv) have not suffered any material error, breakdown, failure or security breach in the last thirty-six (36) months that has caused disruption or damage to the business of the Company or its Subsidiaries or was reportable to any Governmental Entity or Person.
(h)Except as set forth in Section 7J(h) of the Company Disclosure Letter, no Open Source Software was or is used in, incorporated into, integrated or bundled with or used in the development or compilation of any Company-Owned Software. Except as set forth in Section 7J(h) of the Company Disclosure Letter, neither the Company nor its Subsidiaries use any Open Source Software or any modification or derivative thereof in a manner that would (i) require, or condition the use or distribution of, or access to, such Software on, the disclosure, licensing or distribution of, or access to, the source code for the Company-Owned Software, or (ii) restrict any Person’s ability to charge for distribution of the Company-Owned Software. The Company and its Subsidiaries are in compliance with the obligations under any agreement pursuant to which the Company or any Subsidiary obtained the right to use any Open Source Software.
(i)The source code for all Company-Owned Software used in the business of the Company and its Subsidiaries contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Company-Owned Software. None of the source code of the Company-Owned Software has been published or disclosed or licensed or made available to any Person other than employees or contractors of the Company or its Subsidiaries subject to confidentiality obligations, and no licenses or rights have been granted to any Person to distribute or to otherwise use or create derivative works from the source code for any Company-Owned Software. Neither the Company nor its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any product or Software used in the business of the Company and its Subsidiaries to any escrow agent or other Person, except as set forth on Section 7J(i) of the Company Disclosure Letter.

7KPrivacy and Data Security.
(a)The Company and its Subsidiaries (i) comply and since January 1, 2016 have complied in all material respects with its applicable privacy and data protection policies and procedures regarding Personal Data and applicable Information Privacy and Security Laws and (ii) have implemented and maintain commercially reasonable data privacy and data protection policies and procedures and information security measures, including appropriate technical, physical and administrative safeguards, sufficient to ensure that the Company and its Subsidiaries and the operation of the businesses of the Company and its Subsidiaries materially complies with (a) Information Privacy and Security Laws, (b) any notice to or consent from the individual to whom the Personal Data relate(s) (“Data Subjects”), and (c) any then-current privacy policy published by the Company or any of its Subsidiaries. The Company and its Subsidiaries have entered into valid, written agreements with third party servicing, outsourcing or similar service providers with material access to Personal Data used, processed, stored, transferred, collected or otherwise exploited in connection with the businesses of the Company and its Subsidiaries, in each instance that include obligations of such third-party service provider to protect and secure from loss or damage, unauthorized access, use, disclosure or modification, or any other misuse of Personal Data. Except for disclosures of Personal Data required or permitted by applicable Legal Requirements, or authorized by a Data Subject or other party authorized to permit disclosure, the Company and its Subsidiaries have not sold, leased, transferred or otherwise made available to third parties any Personal Data and each has utilized reasonable tools and procedures to prevent loss, damage and unauthorized access, use, disclosure, modification or other misuse of Personal Data. There has been no loss, damage or unauthorized access, use, disclosure modification or other misuse of any Personal Data. No claims have been asserted or threatened or are reasonably expected to be asserted or threatened, with respect to any Personal Data. For the avoidance of doubt, the term “privacy” as used in this Section 7K includes the concepts of data protection and data security.
(b)When acting as a Business Associate of a Covered Entity or as a Subcontractor of a Business Associate (such terms as defined by HIPAA), the Company and its Subsidiaries have in effect agreements with each such Covered Entity and Business Associate, as applicable, that satisfy the requirements of HIPAA in all material respects (“BA Agreements”). The Company and its Subsidiaries have in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of the Company, an agreement that satisfies the requirements of HIPAA in all material respects (“Vendor BA Agreements”).

(c)The Company and each of its Subsidiaries is and has been since January 1, 2018 in compliance in all material respects with all contracts or other arrangements in effect between the Company and its customers that apply to or restrict the use, disclosure or security of Personal Data, including BA Agreements (collectively referred to as “Privacy Agreements”). The Company and its Subsidiaries have the right pursuant to the Privacy Agreements, consents or authorizations obtained from any Data Subject, and their privacy policies to use, disclose and process Personal Data for the purpose such information is being used, disclosed and processed. Neither the execution, delivery or performance of this Agreement or any Transaction Document, nor the consummation of any of the transactions contemplated by this Agreement, including the Merger, or any Transaction Document, including the direct or indirect transfer of Personal Data resulting from such transactions, will in any material respect violate any of the Company’s or its Subsidiaries’ privacy and data protection policies or any Privacy Agreements.

(d)The Company and its Subsidiaries have implemented and maintained a written information security program covering the Company and its Subsidiaries, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Personal Data, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Personal Data. The Company has in material compliance with applicable Information Privacy and Security Laws performed a security risk assessment and substantially addressed and remediated all critical or high risk threats and deficiencies identified in such security risk assessment. No Person has submitted a written request to the Company to withdraw his or her consent to any use or processing of his or her Personal Data or submitted a written request for erasure of their Personal Data by the Company in the three (3) years prior to the date of this Agreement where the Company has not complied with such request.

(e)None of the Company nor any of its Subsidiaries has experienced any (i) Breaches (as defined in 45 C.F.R. § 164.402 or other applicable Information Privacy and Security Laws) involving Personal Data or (ii) material Security Incidents (as defined by HIPAA). None of the Company nor any of its Subsidiaries is subject to any pending Proceeding nor, to the Company’s knowledge, is any Proceeding threatened against the Company by any third party or entity, including any Governmental Entity, alleging in any material respect (i) a violation of the Company’s policies or any Privacy Agreements; (ii) a violation of any third party or entity’s privacy rights under any Legal Requirements; or (iii) the failure of the Company with respect to any security audit.
(f)The Company and each of its Subsidiaries has not, since August 1, 2015, notified any affected individual, any customer, any Governmental Entity, or the media of any Breach of Personal Data. The Company and its Subsidiaries are not currently planning to conduct any such notification.
7LLegal Proceedings.
(a)There are no Proceedings currently pending or, to the Company’s knowledge, threatened (i) by or against the Company or any of its Subsidiaries, or that otherwise relate to their businesses, at law or in equity, or before or by any Governmental Entity, or (ii) by or against the Company or any of its Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Company’s knowledge, no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceedings.
(b)Since August 1, 2018, there have not been any Orders rendered against, or any settlements effected by, the Company or any of its Subsidiaries in connection with any Proceedings brought by or against either of them. There are no such Orders outstanding (i) that relate to or may affect the Company’s or any of its Subsidiaries’ business or otherwise against the Company, or (ii) against the Company that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Company’s knowledge, no such Orders have been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Orders.
7MBrokerage. Except as set forth in Section 7M of the Company Disclosure Letter, there are no brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Unitholder Parties, the Company or any of its Subsidiaries.
7NCompany Employee Benefit Plans.
(a)Section 7N(a) of the Company Disclosure Letter sets forth a list of each Employee Benefit Plan as of the date hereof. Each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement and complies in form and in operation with the requirements of ERISA, the Code and other applicable Legal Requirements. The Company has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, its Subsidiaries, any ERISA Affiliate of the Company or its Subsidiaries nor, to the knowledge of the Company, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any of its Subsidiaries, or Buyer to any Tax or

penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements. Other than routine claims for benefits, there is no claim or lawsuit pending or, to the knowledge of the Company, threatened against or arising out of such Employee Benefit Plan as of the date hereof. The Company and its Subsidiaries are in material compliance with the requirements of COBRA. No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor. There have been no “prohibited transactions” within the meaning of Code Section 4975 or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan.
(b)Each Employee Benefit Plan listed on Section 7N(a) of the Company Disclosure Letter and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has, as of the date hereof, received a favorable determination letter, opinion letter or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred prior to the date hereof that could reasonably be expected to adversely affect such plan’s qualified status.
(c)Neither the Company nor any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any Liability under or with respect to or is reasonably expected to have any Liability under or with respect to, or has ever sponsored, maintained, contributed to, had any obligation to contribute to, had any Liability under or with respect to, a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA Section 302 or 303 of ERISA or Code Section 412, 430 or 436, any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or Section 210 of ERISA, a “funded welfare plan” as defined in Section 419 of the Code, a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived or has been the subject of a “reportable event” (as defined in Section 4043 of ERISA), in each case as of the date hereof. Neither the Company, nor any Subsidiary of the Company, nor any ERISA Affiliate has, prior to the date hereof, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that has not been satisfied in full.
(d)Neither the execution and delivery of this Agreement or any other related documents nor the consummation of any of the transactions contemplated by this Agreement could (alone or in combination with one or more events or circumstances): (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, consultant or individual independent contractor of the Company or its Subsidiaries; (ii) increase any compensation or benefits otherwise payable by the Company or its Subsidiaries; (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits; (iv) require any contribution or payment to fund any obligation under any Employee Benefit Plan; (v) create any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Benefit Plan; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate has made and is not obligated to make, and is not a party to any plan or contract that under any circumstances could obligate it to make, any payment that would not be deductible under Section 404 of the Code. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate have announced any type of plan or binding commitment to (1) create any additional Employee Benefit Plan, or (2) with the exception of any legally-required compliance amendments, amend or modify any existing Employee Benefit Plan with any current or former employee, independent contractor or director.
(e)With respect to each Employee Benefit Plan, the Company has delivered to Buyer complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last two (2) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the Internal Revenue Service; (vi) any actuarial reports (if any); (vii) all non-routine correspondence with the Internal Revenue Service or Department of Labor regarding any Employee Benefit Plan; and (viii) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any). The Company has disclosed to Buyer the terms and conditions of any unwritten Employee Benefit Plan.
(f)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in all material respects in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.
(g)None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has any obligation to provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA, for which the covered individual pays the full cost of coverage or otherwise receives subsidized COBRA in accordance with the American Rescue Plan Act of 2021.
(h)Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(i)With the exception of any legally-required compliance amendments, neither the Company, any Subsidiary of the Company or any ERISA Affiliate has or has had, nor are there any facts that would reasonably be expected to give rise to, any actual or anticipated changes to or additional liability under any Employee Benefit Plan resulting from disruptions caused by COVID-19 or COVID-19 Measures, nor are any such changes or liabilities currently contemplated. The Company and its Subsidiaries and each ERISA Affiliate have complied in all material respects with all applicable guidance related to COVID-19 and COVID-19 Measures issued by the IRS, Department of Labor and/or any other Governmental Entity with regard to any Employee Benefit Plan, including, without limitation, under the CARES Act, the Emergency Paid Sick Leave Act and Emergency Family and Medical Leave Expansion Act and the Families First Coronavirus Response Act and all guidance issued thereunder.
(j)Each Employee Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in with the applicable requirements of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. There exists no basis upon which the Company, any Subsidiary of the Company or any ERISA Affiliate would be expected to be subject to any penalties or assessable payments under Section 4980B or Section 4980H of the Code, nor has the Company, any of its Subsidiaries or any ERISA Affiliate received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.
7OInsurance. Section 7O of the Company Disclosure Letter sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company and its Subsidiaries are covered, including the policy numbers and names of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all material respects all of their obligations under such insurance policies.

7PCompliance with Applicable Legal Requirements. Since August 1, 2015, the Company and its Subsidiaries have complied in all material respects with all Legal Requirements applicable to the Company and its Subsidiaries. Since August 1, 2015, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that any of them is not in material compliance with any Legal Requirements applicable to them.

7QEnvironmental.
(a)The Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws; and the Company and its Subsidiaries maintain and are in compliance in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses as conducted on the Closing. None of the Company or its Subsidiaries has received any citation, directive, inquiry, notice, Order, summons, request for information, or other written communication regarding any actual or alleged violation of Environmental Laws, or any material liabilities or potential material liabilities arising under Environmental Laws, and there have been no releases or notices thereof, prior to the date hereof, of petroleum or hazardous substances at the Leased Real Property.

(b)The Company and its Subsidiaries face no costs, damages, expenses, Liabilities, obligations or other responsibilities arising from or under any Environmental Law with respect to the Leased Real Property, the assets of the Company or any other properties and assets (whether real, personal or mixed) in which the Company (or any predecessor thereof) has or had an interest except for such immaterial costs, damages, expenses, liabilities, obligations or other responsibilities incurred in the Ordinary Course of Business.
7REmployees and Labor Matters.
(a)Section 7R(a) of the Company Disclosure Letter sets forth the following information (to the extent applicable) with respect to each employee employed by the Company or any of its Subsidiaries as of the date hereof (“Company Employee”) as of the date hereof, including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, current annual base salary or wage rate, 2020 bonus, 2021 bonus target, sick and vacation leave (determined as of June 30, 2021) and paid-time off that is accrued but unused (determined as of June 30, 2021). Except as set forth in Section 7R(a) of the Company Disclosure Letter, with respect to the Company or any of its Subsidiaries, (i) there are no collective bargaining agreements between the Company any labor unions or organizations representing any of its employees; (ii) to the Company’s knowledge there are no union organizing efforts underway or threatened and (iii) there are no labor strikes, concerted slowdowns, concerted work stoppages or lockouts pending, or, to the Company’s knowledge threatened nor have there been any such labor strikes, concerted slowdowns, concerted work stoppages or lockouts.
(b)Except as set forth in Section 7R(b) of the Company Disclosure Letter, the employment of each Company Employee is terminable at the will of the Company or the applicable Subsidiary. As of the date hereof, no employee of the Company or any of its Subsidiaries has provided notice to the Company or to the applicable Subsidiary of the termination of his or her employment and, to the Company’s knowledge, no employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or the applicable Subsidiary. To the Company’s knowledge, no Company Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any Person other than the Company or one of its Subsidiaries that adversely affects the performance of that employee’s duties as an employee of the Company or one of its Subsidiaries.
(c)The Company and each of its Subsidiaries is, and in the last six (6) years has been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. All individuals who are performing services for the Company and its Subsidiaries are correctly classified as either “independent contractors” or “employees” and as “exempt” or “non-exempt,” as the case may be and as applicable. There is no unfair labor practice claim or Proceeding brought by or on behalf of any employee or former employee of the Company or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries.

7STransactions with Related Persons. Except as set forth in Section 7S of the Company Disclosure Letter, (i) no Unitholder Party, director or officer of the Company or its Subsidiaries (any such individual, a “Related Person”) or, to the Company’s knowledge, any Affiliate or member of the immediate family of any Related Person, is, or since December 31, 2020, has been, directly or indirectly, involved in any business arrangement or relationship with the Company or its Subsidiaries or any Material Customer or Material Supplier, other than employment arrangements entered into in the Ordinary Course of Business; and (ii) no Related Person or, to the Company’s knowledge, any Affiliate or member of the immediate family of any Related Person, directly or indirectly, owns, or since December 31, 2020 any material property or right, tangible or intangible, used by the Company in the conduct of the Company’s business.
7TGovernmental Authorizations. Each of the Company and its Subsidiaries holds, and has held since August 1, 2015, all Governmental Authorizations that are required for the conduct of its business, and each of the Company and its Subsidiaries is and has been since August 1, 2015, in compliance in all material respects with such Governmental Authorizations. Section 7T of the Company Disclosure Letter contains a complete and accurate list of each such Governmental Authorization that is currently held by the Company or its Subsidiaries, each of which is valid and in full force and effect. Neither the Company nor its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization in any material respect, or (b) any actual, proposed or potential revocation, suspension, restriction, withdrawal, non-renewal, rescission, cancellation or termination of, or adverse modification to, any such Governmental Authorization. All applications required to have been filed prior to the date of this Agreement for the renewal of the Governmental Authorizations have been duly filed, and all other consents, filings, notices, and approvals required to have been obtained or made prior to the date of this Agreement with respect to such Governmental Authorizations have been duly obtained or made.
7UMaterial Customers and Material Suppliers.
(a)Section 7U(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Material Customers.
(b)Section 7U(b) of the Company Disclosure Letter sets forth a complete and accurate list of each of the Material Suppliers.
(c)Since January 1, 2020, (i) no Material Customer or Material Supplier has terminated, suspended, adversely modified or reduced materially, or to the Company’s knowledge, has threatened to terminate, suspend, adversely modify or reduce materially, its business with the Company and its Subsidiaries and, to the Company’s knowledge, no Material Customer or Material Supplier has indicated it will terminate, suspend, fail to renew, adversely modify or materially reduce its business with the Company, (ii) no Material Customer or Material Supplier has cancelled, failed to renew or otherwise terminated any agreement, contract or arrangement with respect to the Company’s and its Subsidiaries’ business and (iii) to the Company’s knowledge, no Material Customer has (A) materially and adversely altered its pattern of payment to the Company or any of its Subsidiaries, or (B) demanded any price adjustment outside of the Ordinary Course of Business that is material to the business done with such Material Customer.
7VAccounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet or arising after the date thereof are current and represent, and the accounting records of the Company as of the Closing will represent, valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the Ordinary Course of Business. There is no pending or, to the Company’s knowledge, threatened, contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable. There shall not be a material change in the composition of accounts receivable, in terms of aging, as reflected in the accounting records of the Company or its Subsidiaries as of the Closing as compared to accounts receivable as reflected on the Latest Balance Sheet.
7WBank Accounts. Section 7W of the Company Disclosure Letter sets forth (i) the name of each bank, safe deposit company or other financial institution in which the Company or its Subsidiaries have an account, lock box or safe deposit box used or held for use in connection with the Company’s and its Subsidiaries business, or in which cash or cash equivalents of the Company and its Subsidiaries are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or its Subsidiaries; and (iii) the account numbers for each bank account used or held for use in connection with the business of the Company or its Subsidiaries.
7XCompliance with Health Care Laws.
(a)Since August 1, 2015, neither the Company or any of its Subsidiaries, nor to the Company’s knowledge, any of their owners, officers, directors, employees, or agents: (i) has been or is currently suspended, excluded, precluded or debarred from contracting with any Governmental Entity or from participating in any Program or is subject to any pending or, to the Company’s knowledge, threatened Proceeding by any Governmental Entity that would reasonably be expected to result in such suspension, exclusion, preclusion or debarment; (ii) has been assessed a civil monetary penalty under the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) or any regulation promulgated thereunder; (iii) is or has been a party to or has reporting obligations pursuant to a corporate integrity agreement, deferred prosecution agreement, settlement or similar formal or informal agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS-OIG”), the U.S. Department of Justice or any other Governmental Entity with respect to alleged non-compliance with Health Care Laws; (iv) to the Company’s knowledge, has been a defendant in any qui tam/False Claims Act litigation; (v) has been convicted of, formally charged with or, to the Company’s knowledge, investigated for a violation of any Legal Requirement or for a Governmental Entity payment program or third party payer program related offense related to fraud, theft, embezzlement, obstruction of an investigation, or controlled substances, or is responding to any search warrant, subpoena, or civil investigative demand by or from any Governmental Entity relating to Health Care Laws; or (vi) has received any written correspondence from any Governmental Entity alleging that the Company or its employees, agents or contractors has violated, or is currently in violation of, any Health Care Law in any material respect. To the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to lead to any of the foregoing. The Company has conducted background checks of its employees as required by applicable Legal Requirements and has screened all of its officers, directors, and employees against the List of Excluded Individuals and Entities maintained by HHS-OIG and the System for Award Management excluded parties data maintained by the General Services Administration as required by applicable Legal Requirements.
(b)The Company and each of its Subsidiaries is and, since August 1, 2015, has been, in compliance in all material respects with all Health Care Laws. Neither the Company nor any of its Subsidiaries is or has been enrolled in any Program. Since August 1, 2015, neither the Company nor its Subsidiaries has billed or remitted reimbursable claims to any Program. Neither the Company nor any of its Subsidiaries has submitted or caused any customer to submit any false claim or statement to any Program or other third party payer in violation in any material respects of any Health Care Law. None of the agreements or arrangements that the Company or any of its Subsidiaries has with any of its customers involves any compensation that in any manner varies with the volume or value of amounts billed to or collected by any Program or third party payer in violation of any Health Care Law. Neither the Company nor any of its Subsidiaries or Affiliates has made or is in the process of making a self-disclosure to any Program or any Governmental Entity related to any actual or possible violation of Health Care Laws. Each individual employed or engaged by the Company or one of its Subsidiaries to provide health care services on behalf of the Company or its Subsidiaries has obtained and maintains all necessary licensure, registration or certification to provide such services in material compliance with all applicable Health Care Laws.
(c)To the Company’s knowledge, no Person has filed or threatened to file, since August 1, 2015, against the Company or any of its Subsidiaries a Proceeding under any federal or state whistleblower Health Care Law, including under the False Claims Act, 31 U.S.C. §§ 3729-3733.
(d)Currently and at all times since August 1, 2015, the Company and its Subsidiaries have established and maintained a compliance program that addresses and complies with applicable Health Care Laws.
(e)Since August 1, 2015, none of the Company or any of its Subsidiaries has, in material violation of any Health Care Laws, engaged in any of the following: (i) making or causing, soliciting or receiving any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) by the Company, its Subsidiaries, or its respective owners, directors, officers, employees, or agents, directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Program, in violation of any applicable Legal Requirement; or (B) in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under any Program or to obtain or maintain favorable treatment in securing business in violation of any applicable Legal Requirement; (ii) offering or paying any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) by the Company, its Subsidiaries, or its respective owners, directors, officers, employees, contractors or agents, directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Program, in violation of any applicable Legal Requirement; or (B) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Program or to obtain or maintain favorable treatment in securing business, in violation of any applicable Legal Requirement; or (iii) any other activity that violates any state or federal Legal Requirement relating to or prohibiting fraudulent or abusive practices connected with the provision of health care items or services or the billing for such items or services (A) provided to a beneficiary of any Program, or (B) in violation of any state or federal anti-kickback statutes or similar Legal Requirements.
7YDirectors and Officers. Section 7Z of the Company Disclosure Letter sets forth a complete and accurate list of the directors and officers of the Company and each of its Subsidiaries as of the date hereof.

7ZAnti-Corruption. To the Company’s knowledge, none of the Company or its Subsidiaries, any director, officer, agent, employee or representative of the Company or its Subsidiaries, nor any other Person associated with or acting for or on behalf of the Company, has, in the past five (5) years immediately prior to the date of this Agreement: (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property or services, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Legal Requirement of similar effect; or (ii) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA or any applicable Legal Requirement of similar effect.
7AANo Other Representations. Notwithstanding anything contained in Article 9 or any other provision hereof, the Company acknowledges and agrees that neither the Evolent Entities nor any of their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article 9 and the other Transaction Documents, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Evolent Entities or any of their Subsidiaries.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Except as otherwise set forth in the Disclosure Letter, the Seller hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Evolent Entities and Merger Sub that:
8AOrganization and Corporation Power. The Blocker is duly organized, validly existing and in good standing under the laws of the State of Delaware and it has all requisite corporate power and authority to own and operate the properties and assets its purports to own and operate and to carry on its business as it is now conducted. The Blocker is duly qualified to do business and is in good standing in each domestic and foreign jurisdiction where necessary. Section 8A of the Company Disclosure Letter sets forth a complete and accurate list of each jurisdiction in which the Blocker is qualified to do business. Copies of the Organizational Documents of the Blocker, as amended to date, have been made available to Buyer.
8BBlocker Capital Stock.
(a)The authorized capital stock of the Blocker consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which constitute the Purchased Shares. The Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements. The Purchased Shares were not issued in violation of the Organizational Documents of the Blocker or of any other agreement, arrangement or commitment to which the Blocker is or was a party, nor are the Purchased Shares subject to any preemptive or similar rights of any Person. The Seller owns all of the Purchased Shares, beneficially and of record, free and clear of any Liens (other than any Liens under applicable state and/or federal securities laws).

(b)There are no (i) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Blocker, or securities convertible or exchangeable into capital stock or other equity or ownership interests of the Blocker, or obligating the Blocker to issue or sell any shares of capital stock of, or any other equity or ownership interests in, the Blocker; (ii) outstanding contractual obligations of the Blocker to repurchase, redeem or acquire any shares of its capital stock or other equity or ownership interests in any other Person; or (iii) voting trusts, stockholder agreements, registration rights agreements or proxies with respect to the transfer of any of the shares of capital stock or other equity or ownership interests of the Blocker.
8CAuthorization; No Breach.
(a)This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. The Transaction Documents to which it is a party, when duly executed and delivered by the Seller, will constitute the valid and binding obligations of the Seller, enforceable in accordance with their terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles.
(b)Assuming receipt of and subject to the HSR Approval, the execution and delivery of this Agreement by the Seller does not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any Lien upon any of the shares of capital stock or any assets of the Seller or the Blocker under or (v) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, under (I) the Organizational Documents of the Seller or the Blocker, (II) any Order to which the Seller or the Blocker is subject, (III) any contract to which the Seller or the Blocker is a party that is material to its business or (IV) any law, statute, rule or regulation to which the Seller or the Blocker is subject.
8DNo Other Activities; Tax Matters.
(a)The Blocker has not engaged in any activity or business prior to the Closing other than, prior to the Reorganization, holding an equity interest in Vital Splitter, maintaining its corporate existence and activities incidental thereto.
(b)The Blocker has (i) filed all income Tax and other material Tax Returns that it was required file under applicable Legal Requirements, and all such Tax Returns were true, correct and complete in all material respects, and (ii) paid all Taxes due and payable by it (whether or not shown on any Tax Return). The Blocker is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Blocker does not file Tax Returns that it may be subject to taxation by that jurisdiction.
(c)The Blocker has (i) withheld all Taxes required to have been withheld from payments or amounts owing to its employees, agents, contractors, creditors, stockholders, nonresidents or other third parties, (ii) remitted such amounts to the proper Governmental Entity in accordance with applicable Legal Requirements and (iii) properly reported all such withholdings to the applicable Governmental Entity.
(d)No U.S. federal, state or local or foreign Tax audits, Tax assessments or other Proceedings involving Taxes are pending with respect to the Blocker. The Blocker has not received from any Governmental Entity (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against the Company. The Blocker has made available to Buyer complete and accurate copies of all U.S. federal income tax Returns filed since December 31, 2018, and all federal and state examination reports, ruling requests and letter rulings and federal and state statements of deficiencies assessed against or agreed to by the Blocker, in each case filed or received since December 31, 2015.
(e)The Blocker has not waived (nor been requested to waive) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)The Blocker has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(g)No representation or warranty contained in Section 8D shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date; provided, that this subsection shall not limit any Buyer Indemnified Party’s right to recover Losses incurred in a taxable period (or portion thereof) beginning after the Closing Date as a result of a breach of a representation in subsections (d) or (f) of this Section 8D with respect to a Pre-Closing Tax Period.
8EBrokerage. Except as set forth in Section 7M of the Company Disclosure Letter, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or the Blocker.
8FNo Other Representations. Notwithstanding anything contained in Article 9 or any other provision hereof, the Seller acknowledges and agrees that neither the Evolent Entities nor any of their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article 9 and the other Transaction Documents, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Evolent Entities or any of their Subsidiaries.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
OF THE EVOLENT ENTITIES AND MERGER SUB
As an inducement to the Company and the Seller to enter into this Agreement, the Evolent Entities and Merger Sub hereby represent and warrant as of the date of this Agreement and as of the Closing that:
9AOrganization and Corporate Power. Each of Parent, Buyer and Merger Sub is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is necessary except where the failure to be so qualified would not, individually or in the aggregate, be material to the Evolent Entities. The Evolent Entities, Merger Sub and their Subsidiaries have all requisite corporate or limited liability company power and authority necessary to own or lease and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and the Transaction Documents to which it is a party, including the Escrow Agreement, and to consummate the transactions contemplated hereby and thereby.
9BAuthorization; No Breach.
(a)This Agreement has been duly executed and delivered by each of the Evolent Entities and Merger Sub and constitutes the valid and binding obligation of each of the Evolent Entities and Merger Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. The Escrow Agreement and the Transaction Documents to which it is a party, when duly executed and delivered by the Evolent Entities and Merger Sub, as applicable, will constitute the valid and binding obligations of the Evolent Entities and Merger Sub, enforceable in accordance with their terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles.
(b)Assuming receipt of and subject to the HSR Approval and except for the applicable requirements of the New York Stock Exchange, the execution and delivery of this Agreement by the Evolent Entities and Merger Sub do not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any Lien upon any of the shares of capital stock or any assets of the Evolent Entities or their Subsidiaries under or (v) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, under (I) the Organizational Documents of the Evolent Entities or any of their Subsidiaries, (II) any Order to which the Evolent Entities or any of their Subsidiaries is subject or (III) any law, statute, rule or regulation to which the Evolent Entities or any of their Subsidiaries is subject.
9CLegal Proceedings.
(a)There are no Proceedings pending by or against the Evolent Entities that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the knowledge of the Evolent Entities, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding that might be properly instituted with any substantial chance of recovery.
(b)There are no Orders outstanding against the Evolent Entities that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the knowledge of the Evolent Entities, no such Order has been threatened.
9DBoard Approvals.
(a)Each of the boards of directors (or similar governing Person) of the Evolent Entities, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors (or similar governing Person), has approved the transactions contemplated by this Agreement, including the Merger and the Purchase. No other corporate proceedings on the part of the Evolent Entities are necessary to authorize the transactions contemplated by this Agreement.
(b)The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its equityholders and (ii) approved this Agreement and the Merger. Except for the consent of Buyer, as the sole owner of Merger Sub, no other proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.
9EVote Required. Buyer, as the sole member of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of units or other equity securities of Buyer or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.
9FBrokerage. Neither Evolent Entity nor any of their respective stockholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
9GAcquisition for Investment. The capital stock of each of the Surviving Company and the Blocker acquired by Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of such stock so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.
9HOperation of the Evolent Entities and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with their execution and delivery of this Agreement and their performance of their obligations hereunder. All of the issued and outstanding units or other equity interests of Merger Sub is, and at the Effective Time will be, owned by Buyer.
9ISufficient Funds. As of the date hereof, the Evolent Entities and Merger Sub will have sufficient cash (or access to other sources of immediately available funds) to pay the aggregate consideration required pursuant to the terms hereof to be payable by Evolent Entities and Merger Sub to consummate the transactions contemplated hereby and to pay all costs and expenses required to be paid by Evolent Entities and Merger Sub in connection herewith, including any and all amounts payable following the Closing constituting Earnout Consideration.
9JNo Other Representations. Notwithstanding anything contained in Article 7 or Article 8 or any other provision hereof, each of the Evolent Entities and Merger Sub acknowledges and agrees that neither the Company, the Unitholders, nor the Seller nor any of their respective Affiliates, nor any of their or their Affiliates’ respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article 7 and Article 8 and the other Transaction Documents, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Blocker or the Company or any of its Subsidiaries. Each of the Evolent Entities and Merger Sub hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Company or its business (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Evolent Entities and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
ARTICLE 10
TERMINATION
10ATermination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)by the mutual written consent of Buyer and the Company;
(b)by Buyer, if there has been a material violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Evolent Entities and Merger Sub at the Closing and such violation or breach has not been waived by the Evolent Entities and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) fifteen days after written notice thereof from Buyer to the Company, or (II) the Termination Date; provided that the right of termination pursuant to this Section 10A(b) shall not be available to Buyer at any time that any of the Evolent Entities or Merger Sub has materially violated or is in material breach of any covenant, representation or warranty hereunder if such material violation or material breach has prevented satisfaction of the Company’s and the Seller’s conditions to Closing hereunder and has not been waived by the Company and/or the Seller, as applicable, or, if capable of cure, has not been cured by Buyer and Merger Sub;
(c)by the Company, if there has been a material violation or breach by the Evolent Entities or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and the Seller at the Closing and such violation or breach has not been waived by the Company and the Seller and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) fifteen days after written notice thereof from the Company to Buyer, or (II) the Termination Date; provided that the right of termination pursuant to this Section 10A(c) shall not be available to the Company at any time that the Company or the Seller has materially violated or is in material breach of any covenant, representation or warranty hereunder if such material violation or material breach has prevented satisfaction of the Evolent Entities’ and Merger Sub’s conditions to Closing hereunder and has not been waived by the Evolent Entities or Merger Sub or, if capable of cure, has not been cured by the Company or the Seller, as applicable; provided, further, that the failure to deliver the Estimated Closing Consideration as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company and the Representative;
(d)by the Company or Buyer at their sole discretion upon written notice to the other if a final, non-appealable Order permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Entity of competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 10A(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Order; or
(e)by Buyer or the Company upon written notice to the other if the transactions contemplated hereby have not been consummated on or prior to November 1, 2021 (the “Termination Date”); provided that (I) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10A(e) if the Evolent Entities’ or Merger material breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (II) the Company shall not be entitled to terminate this Agreement pursuant to this Section 10A(e) if the Company’s or the Seller’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby; provided, further that if before the Termination Date, the Buyer, the Company or Representative has initiated proceedings to specifically enforce any provisions of this Agreement then the Termination Date shall be extended, and this Agreement shall not terminate, until the date that is five (5) Business Days after the final resolution of such action or proceeding by written agreement of the parties thereto or a final and non-appealable judgment or order resolving such action or proceeding and the satisfaction of all obligations arising out of the resolutions of such action or proceeding.
Any termination by the Company under this Section 10A shall be by action of its board of directors (without requiring any action by the Company’s members).
10BEffect of Termination.
(a)In the event of any termination of this Agreement by Buyer or the Company as provided in Section 10A, (i) this Agreement shall forthwith become void and of no further force or effect (except that this Section 10B and the last sentence of Section 6A (including the Confidentiality Agreement), Section 6F, Section 12G and Article 14 shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and (ii) there shall be no liability or obligation on the part of the Evolent Entities, Merger Sub, the Company, the Seller or the Representative to any other party hereto or with respect to the transactions contemplated hereby; except (1) that no such termination shall relieve any party hereto from liability for Fraud or Willful Breach (as defined below) by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination, (2) as provided above, with respect to this Section 10B and the last sentence of Section 6A (including the Confidentiality Agreement), Section 6F, Section 12G and Article 14, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement, and (3) nothing shall impair the right of any party to compel specific performance by the other party or parties of its or their obligations under this Agreement pursuant to Section 14Q. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (x) the Evolent Entities and Merger Sub shall promptly return all documents and other material received from any of the Company, its Unitholders, the Representative, the Seller, any of their respective Affiliates and/or any of their respective representatives relating to the Company, any of its Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (y) all confidential information received by the Evolent Entities, Merger Sub and/or any of their respective Affiliates or representatives with respect to or relating to the Company, any of its representatives relating to the Company, any of its Affiliates or Unitholders, the Seller, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement. For purposes of this Agreement, “Willful Breach” means a material breach by a party to this Agreement of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence, directly or indirectly, of an act or failure to act by such breaching party with the knowledge of such party that the taking of such act or failure to take such act by such party would reasonably be likely to cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.
(b)Notwithstanding this Section 10B or anything else in this Agreement, each of the Evolent Entities and Merger Sub acknowledges, agrees and affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that either the Evolent Entities and/or Merger Sub obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE 11
DEFINITIONS
11ADefinitions. The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.
11BUsage.
(a)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(c)A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(d)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(e)Any reference herein to “delivered”, “provided” or “made available” to Buyer or the Evolent Entities means, with respect to any document or information, that the same either (i) has been made available to Buyer or Parent at least one (1) Business Day prior to the date of this Agreement by means of the virtual data room entitled ‘Project Thunder’ hosted by Intralinks; or (ii) has been actually delivered or provided (including electronically) to Buyer or Parent or any of their representatives.
(f)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(g)The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the specific article, section, paragraph, exhibit and schedule references in this Agreement are to the specific articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
ARTICLE 12
ADDITIONAL AGREEMENTS
12AFurther Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (i) to furnish upon request to the other parties such further information, (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
12BDirector and Officer Liability and Indemnification.
(a)For a period of six (6) years following the Closing, Buyer will, or will cause the Constituent Companies to, defend and hold harmless all current and former directors, managers and officers of the Company or its Subsidiaries (in their capacities as such) (each, individually, a “Covered Person” and, collectively, the “Covered Persons”) from and against any Losses incurred by such Covered Person by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or its Subsidiaries occurring on or prior to the Closing Date; or (ii) the fact that he or she is or was a director, manager or officer of the Company or its Subsidiaries, whether asserted, matured or claimed prior to, on or following the Closing Date, to the fullest extent permitted under the DLLCA (it being understood that the DLLCA requires that a Covered Person must not have acted in bad faith violation of the implied contractual covenant of good faith and fair dealing), or the Organizational Documents of the Company in effect on the date hereof; provided, however, that for the avoidance of doubt, the foregoing indemnification shall not be available to any Unitholder in the event of a finally determined indemnification claim by the Buyer Indemnified Parties against the Unitholder(s) pursuant to Article 13 in favor of the Buyer Indemnified Parties.
(b)Prior to the Adjustment Calculation Time, the Company shall purchase a “tail” insurance policy substantially comparable to the Company’s current policy of directors’ and officers’ liability insurance coverage for the Covered Persons and, following the Closing, the Evolent Entities or Merger Sub shall maintain in effect such “tail” policy for a period of six (6) years after the Closing Date. Such “tail” policy shall (i) have a claim period of at least six (6) years following the Closing Date, (ii) insure each Covered Person for acts and omissions occurring on or prior to the Closing Date, and (iii) contain terms and conditions which are at least as favorable to the Covered Persons than the directors’

and officers’ liability insurance coverage presently maintained by the Company with respect to claims arising from or related to facts or events that occurred on or before the Closing Date.
(c)The provisions of this Section 12B are intended to be for the benefit of, and shall be enforceable by, each Covered Person and his or her heirs and legal representatives who shall be third party beneficiaries of this Section 12B and shall be entitled to enforce the terms and conditions hereunder.
(d)In the event that the Evolent Entities or Merger Sub or any of their respective successors or assigns consolidates with or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or Merger Sub, as the case may be, succeed to the obligations set forth in this Section 12B.
12CDesignation and Replacement of Representative. The Unitholders and the Seller have agreed that it is desirable to designate the Representative to act on behalf of the Unitholders and the Seller for certain limited purposes, as specified herein. The Unitholders and the Seller have designated WindRose Health Investors, LLC, a Delaware limited liability company, as the initial Representative. The execution of a Letter of Transmittal by a Unitholder and the execution of this Agreement by the Seller shall constitute irrevocable ratification and approval of such designation by such Unitholder or the Seller and authorization of the Representative to serve in such capacity (including to settle any and all disputes with the Evolent Entities and/or Merger Sub under this Agreement and the Escrow Agreement), and in each case, shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Representative on behalf of the Unitholders and/or the Seller, as applicable, in this Agreement and the other Transaction Documents (including the Escrow Agreement). The Representative may resign at any time and the Representative may be removed only by the vote of the Seller and Persons which collectively owned more than 50% of the Units as of immediately prior to the Effective Time (other than Units cancelled pursuant to Section 3A(c)) (collectively, “Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Unitholders or the Seller. In the event that a Representative has resigned or been removed, a new Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative shall be delivered by the Representative to Buyer promptly after such action is taken.
12DAuthority and Rights of Representative; Limitations on Liability.
(a)The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other Transaction Document (including the Escrow Agreement). In furtherance of the foregoing, each Unitholder, by delivery of a Letter of Transmittal, and the Seller, by the execution of this Agreement, has designated and appointed the Representative as exclusive agent and attorney-in-fact for and on behalf of each Unitholder and the Seller, as applicable, with full power and authority in each of the Unitholders’ names and for the Seller, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of each such Unitholder and the Seller, as applicable, amendments, consents and waivers under this Agreement or any Transaction Document entered into by the Company or the Seller, as applicable, pursuant to the terms set forth herein and therein, to make and receive payments on behalf of the

Unitholders and/or the Seller, as the case may be, pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the Final Consideration, the Earnout Consideration, the defense and/or settlement of any indemnification claims of any Evolent Indemnified Party pursuant to Article 13, to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrow Funds to Buyer in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Company, the Seller, the Evolent Entities and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Unitholders and/or the Seller, as applicable. Neither the Representative nor any of its officers, directors, employees, agents or representatives shall have any liability to the Company, the Surviving Company, the Seller, the Unitholders with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Representative’s gross negligence or willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative based upon any such direction so long as such action is in accordance with the terms of this Agreement. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, from the Unitholders and the Seller (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as Representative, or funds to be distributed to the Unitholders or the Seller under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Unitholders and the Seller as Total Consideration pursuant to this Agreement at Closing or thereafter to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the Representative Fund exceeds such expenses, disbursements or advances, the Representative shall distribute such excess amount to the Unitholders and the Seller in accordance with the Allocation Schedule. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Unitholder or the Seller for any purpose of U.S. federal or state law, including federal or state income Tax purposes. Neither the Representative nor any of its Affiliates owes or shall be deemed to have any fiduciary or other duty to any Unitholder or the Seller.
(b)Each of the Evolent Entities (on its behalf and on behalf of its Affiliates), Merger Sub and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder and no claim shall be brought by or on behalf of any of Buyer or any other Evolent Entity (including, after the Effective Time, the Surviving Company and its Subsidiaries) against the Representative with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” shall not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees), except to the extent the Representative is a Unitholder, and then only in the Representative’s capacity as a Unitholder.
12EEmployee Layoffs. For a period of ninety days after the Closing Date, neither Buyer nor the Surviving Company shall take, nor shall they cause any of their Subsidiaries or Affiliates to take, any action with respect to the Company Employees who remain employed by the Company or any of its Subsidiaries following the Closing (the “Continuing Company Employees”) that would trigger any obligations or liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state, provincial or local law, regulation or ordinance (collectively, “WARN”). Buyer shall cause the Surviving Company to comply with any and all applicable notice or filing requirements under WARN. Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.
12FEmployees; Benefits.
(a)Buyer shall ensure that all Continuing Company Employees who remain employed by Buyer or one of its Subsidiaries or Affiliates after the Closing Date shall remain employed in a comparable position for a period of twelve (12) months after the Closing Date, at not less than the same compensation, in the aggregate and excluding any equity compensation components thereof. In addition, for a period of twelve (12) months after the Closing Date, Buyer shall provide the Continuing Company Employees with such other employee benefits that are not less than, in the aggregate, the other benefits received by such Continuing Company Employees at Closing.
(b)Buyer shall use commercially reasonable efforts to credit the Continuing Company Employees for all periods of employment with the Company and its Subsidiaries and Affiliates prior to the Closing Date for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any welfare or other employee benefit plans adopted or maintained by Buyer or any of its Subsidiaries or Affiliates on or after the Closing Date (the “New Plans”), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts, subject to the receipt of the consent of any insurer, if necessary, to (i) cause each Continuing Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Employee Benefit Plan in which such Continuing Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”) and to the extent the Continuing Company Employee satisfied similar requirements under the Old Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability and/or life benefits to any Company Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Company Employee and his or her covered dependents to the extent such exclusions or requirements were satisfied or waived under the Old Plans. Further, to the extent commercially reasonable and permitted by the applicable insurer, Buyer shall cause any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents under the Old Plans during the portion of the plan year of the Old Plans ending on the date such Continuing Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)As of the Closing Date or as soon as administratively practicable thereafter, and to the extent a Continuing Company Employee commences participation in a New Plan that is subject to Section 125 of the Code other than at the beginning of the plan year of such benefit plan, Buyer or its Subsidiary or Affiliate shall use commercially reasonable efforts to assume that portion of any such New Plan subject to Section 125 of the Code that relates to the provision of health flexible spending accounts and dependent care flexible spending accounts, consistent with Situation 2 of IRS Revenue Ruling 2002-32.
(d)The Buyer agrees that it shall utilize, or cause their respective Subsidiaries or Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to Covered Company Employees.
(e)This Section 12F shall be binding and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 12F, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 12F. Nothing contained herein, express or implied, shall be construed or deemed to (i) establish, amend, or modify any Employee Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Surviving Company or any of their Subsidiaries or Affiliates; or (ii) alter or limit the ability of Buyer, the Surviving Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Employee Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. The parties to this Agreement acknowledge and agree that the terms set forth in this Section 12F shall not create any right in any employee or any other Person to any continued employment with any of Seller, Buyer, or any of the foregoing’s respective Subsidiaries or Affiliates or compensation or benefits of any nature or kind whatsoever, and shall not interfere with or restrict in any way the rights of Buyer, the Surviving Company, their respective Subsidiaries or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause.
12GProvision Respecting Representation of the Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that McDermott Will & Emery LLP may serve as counsel to each and any of the Representative, the Unitholders, the Seller and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, McDermott, Will & Emery LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued

representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Buyer, on its own behalf and on behalf of its Affiliates (including the Company and its Subsidiaries from and after the Closing), also further covenants and agrees that, as to all communications between McDermott Will & Emery LLP and any of the Company and its Subsidiaries, any member of the Seller Group or any of their respective Affiliates or representatives that relate in any way to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs and shall belong to the Seller Group and shall be controlled by the Representative and will not pass to or be claimed by Buyer or its Affiliates (including the Company or its Subsidiaries from and after the Closing), and none of Buyer or any of its Affiliates (including the Company and its Subsidiaries from and after the Closing) will access any such communications or use them in any way. In addition, from and after the Closing, all of the client files and records of or in the possession of McDermott Will & Emery LLP related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement will continue to be property of the Seller Group and controlled by the Representative, and none of Buyer or any of its Affiliates (including the Company and its Subsidiaries from and after the Closing) will retain any copies of such records or have or seek any access to them. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Buyer or any of its Affiliates (including the Company and its Subsidiaries from and after the Closing) and a party other than any member(s) of the Seller Group or any of their Affiliates, then Buyer or any of its Affiliates may assert the attorney-client privilege to prevent disclosure of such confidential communications to such third party; provided, however, that Buyer and any of its Affiliates (including the Company and its Subsidiaries from and after the Closing) may not waive such privilege without the prior written consent of the Representative (which may be withheld, conditioned or delayed in the sole and unfettered discretion of the Representative). This Section 12F shall not be terminated or modified without the prior written consent of McDermott Will & Emery LLP, it being expressly agreed that McDermott Will & Emery LLP is a third party beneficiary of this Section 12F.
12HExpenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Unitholders, the Seller and the Company shall be paid by the Unitholders, the Seller and the Company, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Buyer and Merger Sub shall be paid by Buyer and Merger Sub.
12ICertain Access Provisions.
(a)For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain, or cause the Surviving Company and its Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other books and records of the Surviving Company and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.

(b)After the Closing Date, Buyer shall cause the Surviving Company and its Subsidiaries to permit the Representative and its representatives to have reasonable access to, and to inspect and copy, all materials referred to in this Section 12H to the extent reasonably necessary for tax reporting purposes; provided that (i) such access does not unreasonably interfere with the normal operations of the Evolent Entities or their Subsidiaries, (ii) such access shall occur in such a manner as Buyer reasonably determines to be appropriate to reasonably protect the confidentiality of such information, including, if reasonably necessary, by requiring the Representative or its representatives to execute a commercially reasonable confidentiality agreement, (iii) all requests for access shall be directed to the officers of Buyer or such other Person as Buyer may designate in writing (including by e-mail) from time to time, and (iv) nothing herein shall require the Evolent Entities to provide access to, or to disclose any information to, the Representative if such access or disclosure (x) would be reasonably expected to be in violation of applicable Legal Requirement or any agreement to which the Evolent Entities or any of their Subsidiaries are bound or (y) would be reasonably expected to jeopardize any attorney-client, work privilege or other privilege.
12JDistributions from the Escrow Agreement. Distributions of the Escrow Funds from the Escrow Account shall be made pursuant to the applicable provisions of the Escrow Agreement. Any amount distributable to the Seller and the Unitholders in accordance with this Section 12I shall be released or disbursed to, or as directed by, the Representative, with such amounts, subject to Section 12D(a) hereof, being distributed as a portion of the Additional Consideration to the Seller and the Unitholders as of immediately prior to the Effective Time (other than Units cancelled pursuant to Section 3A(c)), with each such Person entitled to receive its Pro-Rata Share of such Additional Consideration as set forth in the Allocation Schedule.

12KTax Matters.
(a)Tax Returns
(i)The Company or the Blocker, at their sole cost and expense, shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company, the Blocker or any Subsidiary that are required to be filed (taking into account any extensions) on or before the Closing Date (a “Seller Prepared Return”), and shall pay, or cause to be paid, all Taxes shown on such Seller Prepared Returns. Such Seller Prepared Returns shall be prepared by treating items on such Seller Prepared Returns in a manner consistent with the past practices of the Company, the Blocker or the Subsidiary, as applicable, with respect to such items, except as required by applicable Legal Requirements. At least fifteen (15) days prior to the due date (or, if earlier, the intended filing date) of any Seller Prepared Return that relates to Income Taxes for a Pre-Closing Tax Period, the Company or Blocker shall provide a draft of such Tax Return to Buyer for the Buyer’s review and comment. The Company or Blocker shall consider in good faith any reasonable comments made by Buyer with respect to the applicable Seller Prepared Return.
(ii)Buyer, at its sole cost and expense, shall cause the Blocker, the Company and each of its Subsidiaries to prepare and timely file all Tax Returns of each such Person due after the Closing Date (the “Buyer Prepared Returns”) and, subject to the right to be indemnified for Tax Losses under Article 13 hereof, timely pay the Taxes due in connection with any Buyer Prepared Return. To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared, to the extent permitted by applicable Legal Requirements, on a basis consistent with existing procedures and practices and accounting methods, and the conventions provided in Section 12K(b). At least fifteen (15) days prior to the due date (or, if earlier, the intended filing date) of any Buyer Prepared Return that relates to Income Taxes (and such shorter period as is reasonable with respect to any Buyer Prepared Return that does not relate to Income Taxes), for a Pre-Closing Tax Period or Straddle Period, Buyer shall provide a draft of such Tax Return to the Representative for the Representative’s review and comment. Buyer shall make any reasonable comments made by the Representative with respect to the applicable Buyer Prepared Return that relates to Income Taxes.
(b)Apportionment. To the extent permissible under applicable Legal Requirements, the parties agree to elect to have each Tax year of the Blocker, the Company and each Subsidiary of the Company to end on the Closing Date (provided, that the Company shall not be required to terminate as a partnership for U.S. federal and applicable state or local income tax purposes) and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Blocker, the Company or any Subsidiary of the Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of property taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; (b) in the case of all other Taxes (including Income Taxes, sales taxes, employment taxes, and withholding taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the applicable Person filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology;” provided, that with respect to the Income Tax Straddle Periods of the Company, all items of taxable income and deductions and other relevant tax items will be allocated based on an interim closing of the books under Section 1.706-4 of the Treasury Regulations as of the end of the Closing Date and the adoption of the calendar day convention pursuant to Section 1.706-4(c)(1)(i) of the Treasury Regulations. For purposes of clause (b), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. For all purposes of this Agreement, the Parties agree that, to the extent allowed by applicable Legal Requirements by applying a “more likely than not” standard of assurance or otherwise agreed to by the Parties, each of Buyer, Blocker, the Company and its Subsidiaries agrees to report any deductions, expenses, losses or similar items resulting from any Transaction Expenses or any similar payments paid or accrued in connection with the transactions contemplated by this Agreement on or prior to the Closing Date (“Transaction Deductions”) as begin deductible for Income Tax purposes on or before the Closing Date in the Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date.
(c)Cooperation. Buyer, the Blocker, the Company, and the Representative shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries (whether or not a Tax Contest) for a Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or of its Subsidiaries (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period or Straddle Period; and (iv) provide certificates or forms, and timely execute any Tax

Return, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax.
(d)Tax Contests.
(i)If any Governmental Entity issues to the Blocker, the Company or any Subsidiary of the Company (A) a notice of its intent to audit or conduct another legal Proceeding with respect to Taxes or Tax Returns of such Person for any Pre-Closing Tax Period or Straddle Period or (B) a notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, in each case including with respect to a Pre-Closing Tax Refund (or a subsequent challenge thereto), Buyer shall notify the Representative of its receipt of such communication from the Governmental Entity within ten (10) days of receipt; provided, however, that Buyer’s failure to so notify the Representative shall not limit any of the indemnification obligations of the Unitholders under Section 13A (except to the extent such failure materially prejudices the defense of such matter). The Company shall control any audit or other legal Proceeding in respect of any Taxes or Tax Returns of the Blocker, the Company or a Subsidiary of the Company (a “Tax Contest”); provided, however, (x) the Representative, at the Unitholders sole cost and expense, shall have the right to control any Tax Contest (including the settlement or resolution thereof) to the extent it relates solely to a Pre-Closing Tax Period (excluding any Straddle Period); (y) the Representative, at the Unitholders’ sole cost and expense, shall have the right to participate in any Tax Contest it does not control to the extent it relates to a Pre-Closing Tax Period or Straddle Period; and (z) Buyer shall not, and shall not allow the Blocker, the Company or any Subsidiary of the Company, to settle, resolve, or abandon a Tax Contest (whether or not the Representative controls or participates in such Tax Contest) for a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Representative (such consent not to be unreasonably withheld, delayed, or conditioned).
(ii)If the Representative elects to control a Tax Contest for a Pre-Closing Tax Period, the Representative shall notify Buyer of such intent within ten (10) days of receiving notice of the Tax Contest. While it controls a Tax Contest, the Representative shall (A) control such Tax Contest in good faith; (B) keep Buyer reasonably informed regarding the status of such Tax Contest; (C) allow Buyer, the Blocker, the Company, or any Subsidiary of the Company, at Buyer’s sole cost and expense, to participate in such Tax Contest; and (d) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).
(e)Section 754 Election and Tax Allocation. Buyer and the Unitholders agree that the Company shall make a timely election pursuant to the provisions of Section 754 of the Code and the Treasury Regulations thereunder (and any corresponding election under state, local income Tax law) (the “Section 754 Election”), in connection with the transactions contemplated by this Agreement, to adjust the tax basis of the assets of the Company as provided in Section 743 of the Code. Buyer shall prepare and deliver such documents and forms as are required by applicable law for an effective Section 754 Election, including the statement required by Treasury Regulations Section 1.743-1(k)(1) (regarding the effect of the adjustment of the basis of the Company’s assets). The parties shall each file all required Tax Returns in a manner consistent with the Section 754 Election. The parties agree that Buyer shall prepare an allocation (“Tax Allocation”) among the Company’s assets in accordance with Section 755 of the Code and the principles set forth on Section 12J(e) of the Company Disclosure Letter and for purposes of (x) determining the applicable adjustment to the tax basis of the Company’s assets and (y) determining the character of each applicable Unitholder’s gain or loss, as the case may be, for U.S. federal income tax purposes in respect of the transactions contemplated hereby. Representative and Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information necessary for Buyer to complete the Tax Allocation. Buyer shall deliver such Tax Allocation to the Representative within one-hundred twenty (120) days after the final purchase price has been determined. If Representative objects to any item reflected on such Tax Allocation, Representative shall provide notice of such objection to Buyer within fifteen (15) days of receiving such Tax Allocation, and Representative and Buyer shall attempt in good faith to reach agreement on a revised Tax Allocation within thirty (30) days of Buyer’s receipt of such notice of objection. If Representative and Buyer are unable to reach agreement on such a revised Tax Allocation, the matters in dispute shall be submitted to, and promptly resolved by the Accounting Firm in accordance with the principles set forth in Section 4H, mutatis mutandis (provided that the fees and expenses of the Accounting Firm shall be borne one half (1/2) by each of Buyer, on the one hand, and the Unitholders). For avoidance of doubt, any determination by the Accounting Firm shall be consistent with the principles set forth on Section 12J(e) of the Company Disclosure Letter. Buyer and each Unitholder agree to be bound by the Tax Allocation as finally determined and act in accordance therewith in the preparation, filing and audit of any Tax Return (including by attaching the statement required by Treasury Regulations Section 1.743-1(k)(1) to the Company’s U.S. federal income Tax Return for the taxable year that includes the Closing Date, which statement shall set forth the computation of the tax basis adjustment and the allocation thereof in accordance with the Tax Allocation) and to not take any position that is inconsistent with the Tax Allocation unless otherwise required by applicable Legal Requirements.
(f)Push Out Election. If, in any taxable year involving a taxable period (or portion thereof) prior to the Closing Date of the Company in which the Company does not elect out under Section 6221 of the Code (a “Reviewed Year”), the IRS makes an adjustment to an item of income, gain, loss, deduction, or credit of the Company (or any partner’s distributive share thereof) that would result in an “imputed underpayment” within the meaning of Section 6225 of the Code for which the Company would have liability (such imputed underpayment, together with any associated interest and penalties, an “Imputed Underpayment”), the Company shall, if permitted under Section 6226 of the Code, timely and properly make the election to “push out” any adjustments to the Unitholders, such that the Company shall not be liable for any Imputed Underpayment resulting from such adjustments.
(g)Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the Merger or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by Buyer.
(h)Post-Closing Actions. None of Buyer or any of its Affiliates shall (or shall cause or permit any other Person to) (i) except as otherwise provided in Section 12K(a), file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date; (ii) make any Tax election (including, but not limited to, an election pursuant to Sections 336 or 338 of the Code) that has retroactive effect to any Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date; (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date; or (iv) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date (including any voluntary disclosure with a Taxing Authority with respect to filing Tax Returns or paying Taxes for Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date in a jurisdiction that the Company or any of its Subsidiaries did not previously file a Tax Return or pay Taxes), in each case, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, that nothing in this Section 12K(h) shall prohibit the Company from registering for Tax purposes with any Governmental Entity with respect to any tax period beginning after the Closing Date.
(i)Refunds. Any refunds of Taxes with respect to any Taxes attributable to any Pre-Closing Tax Period or the portion of the Straddle Period ending on (and including) the Closing Date that are received by Buyer or Blocker after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers, and Buyer shall pay over to the Seller any such Pre-Closing Tax Refund within thirty (30) days after receipt thereof, net of any reasonable expenses or out-of-pocket costs, including Tax costs, incurred by Buyer or any of its Affiliates (including the Company, its Subsidiaries and Blocker after the Closing) as a result of obtaining such Pre-Closing Tax Refund. All such refunds shall be claimed in cash rather than as a credit against future Tax liabilities.
12LR&W Policy. Buyer shall not, and shall cause the Surviving Company to not, without the prior written consent of the Representative, amend, modify or change any term or condition of the R&W Policy in a manner that is materially adverse to Seller or any Unitholder and shall comply in all material respects with the terms thereof.
12MParent Guarantee. Parent hereby irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to Seller and Unitholders the full and timely performance of each of Buyer’s and Merger Sub’s obligations under this Agreement, including for a claim for specific performance pursuant to Section 14Q. In furtherance of the foregoing, the Representative may, in its sole discretion, bring and prosecute a separate action or actions against Parent to enforce this Section 12M regardless of whether any action is brought against Buyer or Merger Sub, or whether Buyer or Merger Sub is joined in any such action.
ARTICLE 13
INDEMNIFICATION
13AIndemnification for Buyer Indemnified Parties.
(a)Subject to the terms, conditions and limitations provided herein, from and after the Closing, each of the Unitholders and the Seller shall, severally in proportion to his, her or its pro rata share of the Total Consideration, and not jointly, indemnify and hold harmless the Evolent Entities, Merger Sub, the Surviving Company and their respective Affiliates, officers, directors, employees, stockholders, representatives and agents (collectively, the “Buyer Indemnified Parties”) for, from and against any Losses, arising, directly or indirectly, from or in connection with:
(i)any breach of any representation or warranty made by the Company in Article 7 or any certificate delivered in connection with this Agreement, including any breach of any such representation or warranty alleged by a third party;
(ii)any breach of any covenant or agreement made by the Company herein to be performed during the Pre-Closing Period or any breach of any covenant or agreement made by the Representative;

(iii)any Tax Losses;
(iv)any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by the Company, its Subsidiaries, the Seller or any of the Unitholders (or any Person acting on their behalf) in connection with the transactions contemplated hereby;
(v)any fees and expenses incurred in connection herewith by any Unitholder or the Seller, any Indebtedness, Company Expenses and any expenses of the Representative;
(vi)any Fraud of the Company in the making of the representations and warranties set forth in Article 7;
(vii)any Constituent Claims and any inaccuracy in the Allocation Schedule; and
(viii)any of the matters set forth on Schedule 13A(a)(viii).
(b)Subject to the terms, conditions and limitations provided herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer Indemnified Parties for, from and against any Losses, arising, directly or indirectly, from or in connection with:
(i)any breach of any representation or warranty made by the Seller in Article 8 or any certificate delivered in connection with this Agreement, including any breach of any such representation or warranty alleged by a third party; and
(ii)any breach of any covenant or agreement made by the Seller herein.
13BIndemnification for the Benefit of the Unitholder Indemnified Parties. Subject to the terms, conditions and limitations provided herein, from and after the Closing, Buyer shall indemnify the Unitholders and the Seller and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Unitholder Indemnified Parties”) for Losses incurred by the Unitholder Indemnified Parties arising, directly or indirectly, from or in connection with:
(a)any breach of any representation or warranty made by the Evolent Entities or Merger Sub in Article 9 or any certificate delivered in connection with this Agreement, including any breach of any such representation or warranty alleged by a third party; and
(b)(i) any breach of any covenant made by the Evolent Entities or Merger Sub herein or (ii) any breach of any covenant made by the Surviving Company or its Subsidiaries to be (with respect to this clause (ii) only) performed following the Closing.
13CLimitations and Qualifications on Indemnification of Buyer Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement, the right of the Buyer Indemnified Parties to be indemnified, held harmless and reimbursed pursuant to Section 13A is subject to the following limitations and qualifications:

(a)The Buyer Indemnified Parties shall not be indemnified under Section 13A(a)(i) above unless and until the aggregate amount of indemnifiable Losses suffered by the Buyer Indemnified Parties on a cumulative basis exceeds an amount equal to $425,000 (the “Deductible”), at which time Buyer Indemnified Parties shall be entitled to recover only such Losses which exceed the Deductible.
(b)The maximum amount of Losses that may be recovered by the Buyer Indemnified Parties under Section 13A(a)(i) will be an amount equal to the Indemnity Escrow Deposit Amount (the “Cap”).
(c)The limitations set forth in clauses (a) and (b) of this Section 13C shall not apply to breaches of Fundamental Representations (other than Section 7H (Taxes)) or claims for indemnification pursuant to Sections 13A(a)(ii) through 13A(a)(viii) or Section 13A(b). Subject to Section 13C(d) below, the maximum amount of Losses that may be recovered by the Buyer Indemnified Parties (i) based on a breach of any Fundamental Representations (other than Section 7H (Taxes)) or (ii) pursuant to Sections 13A(a)(ii) through 13A(a)(viii), inclusive, shall be the Total Consideration actually paid or issued by the Evolent Entities, and the maximum amount of Losses that may be recovered by the Buyer Indemnified Parties pursuant to Section 13A(b) shall be the Total Purchase Price pursuant to this Agreement.
(d)Subject to any applicable limitation set forth herein, nothing contained herein (including Section 13C(a), Section 13C(b) and Section 13E(b)) shall limit or restrict any Buyer Indemnified Party’s right to maintain or recover any amounts in connection with any action or claim based upon Fraud.
(e)All obligations of the Unitholders and the Seller to indemnify and hold harmless Buyer Indemnified Parties under Section 13A(a)(i) (subject to the limitations elsewhere in this Article 13) shall be satisfied (i) first, via payment from the Escrow Account so long as the Escrow Funds have not been exhausted, (ii) second, against the R&W Policy, (iii) third, solely with respect to any claim pursuant to Section 13A(a)(i) in respect of Fundamental Representations (other than Section 7H (Taxes)), to the extent the Escrow Funds remaining are insufficient to satisfy such indemnity obligations and to the extent coverage under the R&W Policy is insufficient (or there is no coverage or coverage is denied), directly against the Unitholders and/or the Seller, as applicable, and (iv) finally, solely with respect to any claim pursuant to Section 13A(a)(i) in respect of Fundamental Representations (other than Section 7H (Taxes)), to the extent that the Unitholders and/or the Seller, as applicable, have not satisfied such indemnification obligations under clause (iii) within five (5) Business Days after the amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Article 13 has been finally determined in accordance with this Agreement, at Buyer’s election, by setting off such indemnification obligations against any Earnout Consideration owed to any Unitholder or the Seller under this Agreement, which shall be offset in the same proportions of Class A Shares and cash as is being issued and paid by the Evolent Entities as Earnout Consideration, if any, pursuant to Exhibit E. All obligations of the Unitholders and the Seller to indemnify and hold harmless Buyer Indemnified Parties pursuant to Sections 13A(a)(ii)-(viii) or Section 13A(b) (subject to the limitations elsewhere in this Article 13) shall be satisfied (x) first, at the Buyer Indemnified Parties’ election, via payment from the Escrow Account and/or directly against the Unitholders and/or the Seller, as applicable, and (y), to the extent that the Unitholders and/or the Seller, as applicable, have not satisfied such indemnification obligations under clause (x) within five (5) Business Days after the amount of indemnification to which a Buyer Indemnified Party shall be entitled under this Article 13 has been finally determined in accordance with this Agreement, at Buyer’s election, by setting off such indemnification obligations against any Earnout Consideration owed to any Unitholder or the

Seller under this Agreement which shall be offset in the same proportions of Class A Shares and cash as is being issued and paid by the Evolent Entities as Earnout Consideration, if any, pursuant to Exhibit E; provided that with respect to a claim pursuant to Section 13A(a)(iii), the Buyer Indemnified Parties must first seek recovery under the R&W Policy (if and to the extent available thereunder). Notwithstanding anything herein to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 13, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Evolent Entities to make claims under or recover under the R&W Policy.
13DLimitations and Qualifications on Indemnification of Unitholder Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement, the right of the Unitholder Indemnified Parties to be indemnified, held harmless and reimbursed pursuant to Section 13B is subject to the following limitations and qualifications:
(a)The maximum amount of Losses that may be recovered by the Unitholder Indemnified Parties under Section 13B(a) will be the Total Consideration.
(b)The limitations set forth in clause (a) of this Section 13D shall not apply to claims for indemnification pursuant to Section 13B(b). Subject to Section 13D(d) below, the maximum amount of Losses that may be recovered by the Unitholder Indemnified Parties pursuant to Section 13B(b) shall be the amount of the Total Consideration then payable to the Seller and Unitholders hereunder.
(c)Nothing contained herein (including Section 13D(b) and Section 13E(c)) shall limit or restrict the Representative, on behalf of the Unitholder Indemnified Parties, to maintain or recover any amounts in connection with any action or claim based upon any Fraud.
13ETime Limitations.
(a)The representations and warranties set forth in this Agreement and the covenants and agreements of any party set forth in this Agreement to the extent contemplating or requiring performance by such party prior to the Closing (other than covenants and agreements contained in Sections 4C and 4D) shall survive the Closing and the consummation of the transactions contemplated hereby, subject to this Section 13E. Each covenant and agreement set forth in Sections 4C and 4D and each covenant or agreement requiring performance at or after the Closing shall expressly survive Closing (with it being understood that Buyer shall also be liable for breach of any covenant or agreement requiring performance by the Surviving Company or any of its Subsidiaries after the Closing and that nothing herein shall limit or affect Buyer’s or Merger Sub’s or any of their respective Affiliates’ liability for the failure to pay the Total Consideration or pay other amounts as required hereunder) until performed.
(b)The Buyer Indemnified Parties shall have no right to recover any amounts under Section 13A(a)(i) unless on or before the date that is twelve (12) months following the Closing Date, a Buyer Indemnified Party notifies the Representative in writing of a claim or breach under Section 13A(a)(i) in the manner set forth in this Article 13; provided, however, that any written notice of any claim or breach with respect to any Fundamental Representation (other than Section 7H (Taxes)), or a claim for indemnification or reimbursement to the extent not arising under Section 13A(a)(i) (other than a claim or breach arising under Section 8D (Tax Matters)) may be made by an Buyer Indemnified Party until the six (6) year anniversary of the Closing Date; provided, further, that except as set forth on Schedule 13A(a)(viii), any written notice of a claim for indemnification or reimbursement to the extent not arising under Section 13A(a)(i) (other than a claim or breach arising under Section 8D (Tax Matters) and Section 13A(a)(iii)) may be made by an Buyer Indemnified Party until the two (2) year anniversary of the Closing Date; and, provided further, that claims under Section 13A(a)(ii) or Section 13A(b)(ii), as applicable, for any covenants or obligations of the Company or the Representative or the Seller contained in this Agreement that by their nature are required to be performed by or prior to the Closing shall survive until the earlier of the date that is twelve (12) months following the Closing Date, or the full performance thereof; and, provided further, that any written notice of any claim or breach with respect to Section 7H (Taxes), Section 8D (Tax Matters) or Section 13A(a)(iii) may be made at any time prior to 60 days after the last day of the applicable statute of limitations period for any claim relating to the Taxes which are the subject of the claim or breach with respect to Section 7H (Taxes), Section 8D (Tax Matters) or Section 13A(a)(iii) (taking into account any extension or waiver thereof).
(c)The Unitholder Indemnified Parties shall have no right to recover any amounts under Section 13B(a) unless on or before the date that is twelve (12) months following the Closing Date, the Representative notifies Buyer in writing of a claim or breach under Section 13B(a) in the manner set forth in this Article 13; provided, however, that any written notice of any claim or breach with respect to Fundamental Representations, or a claim for indemnification or reimbursement to the extent not arising under Section 13B(a), may be made by the Representative until the six (6) year anniversary of the Closing Date; and, provided further, that claims under Section 13B(b) for any covenants or obligations of the Evolent Entities or Merger Sub contained in this Agreement or any other Transaction Document that by their nature are required to be performed by or prior to the Closing shall survive until the earlier of the date that is twelve (12) months following the Closing Date or the full performance thereof.
13FDefense of Third Party Claims.
(a)If a third party notifies any Buyer Indemnified Party or Unitholder Indemnified Party (an “Indemnitee”) of any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party under this Article 13 prior to the applicable time limitation for claims set forth in Section 13E, then the Indemnitee shall notify the Representative (in the case of Buyer Indemnified Parties seeking indemnification) or Buyer (in the case of a Unitholder Indemnified Party seeking indemnification) (each, for purposes of this Article 13, an “Indemnity Administrator”) of the Third Party Claim in writing promptly, and in any event within thirty (30) days, after receiving written notice of such Third Party Claim, describing the claim in detail, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnity Administrator shall not limit the indemnification obligations under this Agreement, unless such Indemnity Administrator is actually and materially prejudiced by such failure to so notify.
(b)Any Indemnity Administrator shall be entitled to participate in the defense of such Third Party Claim at such Indemnity Administrator’s expense, and at its option shall be entitled to assume, and thereafter conduct, the defense of such Third Party Claim with counsel of its choice that is reasonably acceptable to the Indemnitee. If the Indemnity Administrator assumes the defense of a Third Party Claim, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. If the Indemnity Administrator assumes the defense of any Proceeding, then the Indemnitee shall reasonably cooperate with the Indemnity Administrator in such defense and make available to the Indemnity Administrator, at the Indemnity Administrator’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnity Administrator. The Indemnity Administrator shall not, without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed), consent to the entry of any judgment, enter into any settlement or compromise or otherwise acknowledge or admit the validity of any claim or liability unless such entry of judgment, settlement, compromise acknowledgement or admission (i) results in no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person, (ii) includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnitee a release from all liability in respect of such claim and (iii) the sole relief provided is limited to monetary damages.
(c)If the Indemnity Administrator does not assume control of the defense of such claim within thirty (30) days following the Indemnity Administrator’s receipt of notice of such action or claim in accordance with the foregoing provisions, the Indemnitee shall have the right to defend such claim in such manner as it may deem reasonably appropriate; provided that the Indemnitee shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the Indemnity Administrator (not to be unreasonably withheld or delayed) unless there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person and the sole relief provided is monetary damages.
(d)Each of the Indemnitee and Indemnity Administrator will (i) keep the other party reasonably informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) reasonably cooperate and assist each other and their respective counsel in good faith in the review, investigation and defense of any such claim as they may reasonably require of each other, including, but not limited to, making available their respective personnel, and providing such testimony and access to its books and records in connection therewith, in order to ensure the proper and adequate defense of any Third Party Claim.
(e)To the extent that there is an inconsistency between this Section 13F and Section 12J(d) as it relates to a Tax Contest or any other matters relating to Taxes, the provisions of Section 12J(d) shall govern.
(f)Notwithstanding the foregoing, if (i) an Indemnitee reasonably determines that it is likely that a Third Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnity Administrator is also a Person against whom the Third Party Claim is made and the Indemnitee reasonably determines, based on the advice of outside legal counsel, that joint representation would present a conflict of interest, (iii) the Indemnity Administrator fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification (based on the indemnification limitations in this Agreement) with respect to such Third Party Claim, (iv) the Third Party Claim is by a Material Customer, or (v) the aggregate amount of potential Losses relating to such Third Party Claim are reasonably likely to, in the reasonable opinion of the Indemnitee, exceed the then-unused portion of the Cap (in the event that the limitation of the Cap applies to such Third Party Claim and the claim is made pursuant to a breach of Section 13A(a)(i)), the Indemnitee may, by notice to the Indemnity Administrator, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnity Administrator will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).
(g)If the Indemnity Administrator undertakes the defense of a Third Party Claim, then the Indemnitee may retain separate co-counsel at its sole cost and expense but shall not be entitled to any reimbursement with respect thereto; provided, however, that if, in the reasonable opinion of counsel to the Indemnitee, (i) there are legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitee or (ii) there exists a conflict of interest between the Indemnitee and the indemnifying party that cannot be waived, the Indemnity Administrator shall be liable for (as Losses hereunder) the reasonable and documented fees and expenses of one separate counsel to the Indemnitee.
13GDirect Losses. If, after the Closing, an Indemnitee incurs a Loss for which it is entitled to indemnification, other than as a result of a Third Party Claim, such Indemnitee shall provide written notice of such direct Losses to the applicable Indemnity Administrator within the applicable time limits set forth in Section 13E. The notice shall describe the claim or matter in reasonable detail (to the extent known), including the amount of such Losses (estimated if appropriate) that have been or may be sustained by the Indemnitee, and the method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If the Indemnity Administrator does not agree to the amount of Losses claimed by the Indemnitee and the parties are not able to resolve such matter in good faith, then Indemnitee shall be entitled to submit such indemnification claim to any court or authority of competent jurisdiction described in Section 14L for determination of the amount of Losses, subject to the limitations set forth in this Agreement.
13HDetermination of Loss Amount.
(a)The amount of any Loss subject to indemnification under Section 13A or Section 13B shall be calculated net of (a) any insurance proceeds actually received covering any of the Loss (excluding the R&W Policy, except to the extent the Buyer Indemnified Parties are entitled to recovery of Loss in excess of the Escrow Funds in relation to a claim in respect of a Fundamental Representation or otherwise pursuant to Sections 13A(a)(ii)-(viii) or Section 13A(b) and also actually receive insurance proceeds from the R&W Policy for such Loss; provided, that for purposes of the R&W Policy, such Loss shall not be reduced), less any costs incurred in recovering such proceeds, and (b) any amounts recovered from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), less any costs incurred in recovering such amounts. In the event that insurance or other recovery is received by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the insurance or other recovery, less any reasonable and documented costs incurred in recovering such amounts, shall be made promptly to the Indemnity Administrator that made or directed such indemnification payments to such Indemnitee.
(b)For purposes of this Article 13 and for determining (a) whether there exists a breach or inaccuracy of any representation or warranty in this Agreement, and (b) the amount of Losses arising out of, relating to or resulting from a breach of or inaccuracy in any representation or warranty of the Company in this Agreement, all “Company Material Adverse Effect”, “in all material respects”, “Buyer Material Adverse Effect” and other materiality qualifications (collectively, “Materiality Qualifiers”) shall be ignored and each such representation and warranty shall be read and interpreted without regard to any Materiality Qualifier.

(c)The Buyer Indemnified Parties shall not be entitled to recover any Losses to the extent accounted for in the determination of the Closing Statement (or the components thereof) or the Closing Balance Sheet, as finally determined hereunder, or the calculation of the Closing Net Working Capital, Company Closing Indebtedness and Company Expenses.
(d)The right to indemnification, reimbursement, or other remedy under this Agreement based on representations, warranties, covenants and obligations contained herein are part of the basis of the bargain contemplated by this Agreement, and such rights shall not be affected, waived, modified, limited or diminished by any (and the parties shall be deemed to have relied on the representations and warranties set forth in this Agreement notwithstanding) investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
13IExclusive Remedy; Escrow Account.
(a)Except for the right of a party hereto to pursue specific performance pursuant to Section 14R (and without limitation of any such right) or for a claim for Losses described in Section 13C(d) or Section 13D(d), the parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 13 and the R&W Policy shall be the sole and exclusive remedy of the parties hereto, the Surviving Company and their respective Affiliates against each other with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the parties of their respective obligations hereunder, the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto; provided, however, that nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement entered into at or in connection with the Closing (other than the Escrow Agreement, the remedies under which will be governed by the terms hereof and thereof) to obtain Losses or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof. For the avoidance of doubt, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article 13 shall affect the rights of Buyer Indemnified Parties to make claims under the R&W Policy, which rights shall be governed solely thereby.
(b)On the date that is twelve (12) months following the Closing, to the extent any funds remain in the Escrow Account and there is no notice of a claim from any Buyer Indemnified Party which was timely delivered under Sections 13F or 13G which claim has not yet been resolved, then title to any funds remaining in the Escrow Account shall automatically transfer to the Representative (for the benefit of the Unitholders and the Seller) and Buyer and the Representative shall jointly instruct the Escrow Agent in writing promptly to release all remaining funds from the Escrow Account to, or at the direction of, the Representative for credit to the Unitholders and the Seller in accordance with the Allocation Schedule.
13JRight of Setoff. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 13C(e), upon either (i) the mutual agreement of the Representative and Buyer, or (ii) the issuance of a final and non-appealable judgment or order resolving an indemnification claim made by a Buyer Indemnified Party pursuant to this Article 13, a Buyer Indemnified Party may set off any amount to which it is entitled under this Article 13 against any Earnout Consideration otherwise payable or issuable by the Evolent Entities. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Buyer Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.
13KR&W Policy. The Evolent Entities hereby represent, covenant and agree that the R&W Policy does and will, except for a claim for Losses described in Section 13C(d), expressly exclude any right of subrogation absent fraud (as defined in the R&W Policy) against the Unitholders or the Seller under this Agreement. Following the date hereof, Buyer shall not amend, terminate or otherwise modify the R&W Policy in a manner that would adversely modify or impair the coverage thereunder. Nothing in this Section 13K shall preclude the Buyer from entering into a reasonable settlement with the R&W Insurer of a disputed claim for coverage under the R&W Policy, which settlement shall not modify or expand any obligations of Seller or the Unitholders hereunder. In no event shall the Buyer Indemnified Parties be required to contest any denial of coverage issued by the R&W Insurer, initiate or otherwise pursue any Action against the R&W Insurer or take any action that would reasonably be expected to adversely affect Buyer’s coverage under the R&W Policy.
13LSeller Guarantee. The Seller hereby irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to Buyer the full and timely payment by Vital Splitter when due of any obligation of Vital Splitter, in its capacity as a Unitholder, pursuant to this Agreement to the extent the same is required to be paid by Vital Splitter pursuant to the terms and subject to the conditions and limitations hereof.
ARTICLE 14
MISCELLANEOUS
14AAmendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that (a) any amendment shall be binding only if such amendment is set forth in a writing executed by the Representative, the Company, Buyer and, prior to the Effective Time, Merger Sub and (b) any waiver of any provision of this Agreement shall be effective against the Representative, the Seller, the Company, Buyer, or, prior to the Closing, Merger Sub only if set forth in a writing executed by such Person; provided further that the Company may waive a provision of this Agreement on behalf of the Seller. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
14BNotices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date delivered, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day immediately following the date such delivery is provided to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the date delivered, or (d) if delivered by e-mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to the Company, the Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Effective Time):

Vital Decisions Acquisition, LLC
c/o WindRose Health Investors, LLC
320 Park Avenue, 33rd Floor
New York, New York 10022
Facsimile: (212) 887-2111
E-mail: Burnes@windrose.com
Attention: Christopher J. Burnes

with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP
333 SE 2nd Avenue, Suite 4500
Miami, Florida 33131
Attn: Ira J. Coleman & Joshua E. Spielman
E-mail:     icoleman@mwe.com & jspielman@mwe.com

Notices to the Seller or the Representative:

c/o WindRose Health Investors, LLC 320 Park Avenue, 33rd Floor New York, New York 10022 Facsimile: (212) 887-2111 E-mail: Burnes@windrose.com Attention: Christopher J. Burnes with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP
333 SE 2nd Avenue, Suite 4500
Miami, Florida 33131
Attn: Ira J. Coleman & Joshua E. Spielman
E-mail:     icoleman@mwe.com & jspielman@mwe.com

Notices to the Evolent Entities, Merger Sub and/or the Surviving Company:
c/o Evolent Health, Inc. 800 N. Glebe Road, Suite 500 Arlington, Virginia 22203 Attention: Jonathan Weinberg, General Counsel Email: jweinberg@evolenthealth.com with a copy to (which shall not constitute notice): Bass, Berry & Sims PLC 150 Third Ave. South, Suite 2800 Nashville, Tennessee 37201 Attention: Angela Humphreys Email: ahumphreys@bassberry.com
14CAssignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Company and the Representative; provided, however, that the Evolent Entities and Merger Sub may assign, without the prior written consent of any other party hereto (whereupon the Evolent Entities and Merger Sub shall provide written notice thereof to the Company and the Representative), (i) any of its rights, benefits or obligations under this Agreement to a controlled Affiliate, and (ii) any of its rights or benefits under this Agreement to Buyer’s debt financing sources for collateral security purposes; provided, however, that, in each case, no such assignment shall relieve the Evolent Entities and Merger Sub of their obligations under this Agreement, including Parent’s obligations under Section 12M.
14DSeverability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
14ENo Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the Evolent Entities, Merger Sub, the Company, the Seller and the Representative confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
14FCaptions. The captions used in this Agreement and descriptions of the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter had been used in this Agreement.
14GComplete Agreement. This Agreement, together with the Confidentiality Agreement, the Escrow Agreement and any other agreements referred to herein or therein executed and delivered on or after the date hereof in connection with the transactions contemplated by this Agreement, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
14HCompany Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company or its Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Information disclosed on the Company Disclosure Letter shall be deemed to be disclosed for purposes of each of schedule of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other schedule is readily apparent on the face of the disclosure. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the Ordinary Course of Business for purposes of this Agreement.
14ICounterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including .pdf) signature pages), each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement.
14JGoverning Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law provisions. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.
14KCONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 4H AND EXHIBIT E (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH

PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14B OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.
14LWAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.
14MPayments under Agreement. Each party agrees that all amounts required to be paid in cash hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law), on the dates required hereby (with time being of the essence).
14NThird-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (including the Unitholders following the Closing and after delivery of Letters of Transmittal) or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of the Unitholders, the Unitholder Parties, the Representative (including any successor thereto), the Seller Group, the Buyer Indemnified Parties, the Unitholder Indemnified Parties, the officers and directors of the Company and/or its Subsidiaries and Persons to which Company Expenses are owed, as applicable (including Section 3B, Section 4C, Section 12B, Section 12C, Section 12D, Section 12E, Section 12F, Article 13 and this Section 14N), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons. The parties hereto further agree that the rights of third party beneficiaries shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
14OObligations of Buyer and the Company. Whenever this Agreement requires a Subsidiary of Buyer (including Merger Sub or, after the Effective Time, the Surviving Company) to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Buyer to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.
14PNo Partnership Created. Nothing in this Agreement (including Section 6A hereof) is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries’ operations prior to the Closing. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates to Buyer or any of its Affiliates.
14QSpecific Performance. Each party acknowledges and agrees that the other party(ies) would be damaged irreparably and would have no adequate remedy of law in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is breached, and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, each party agrees that, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking and without having to prove the inadequacy of any other remedy it may have at law or equity. Each party agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. The parties hereby further agree that nothing set forth in this Section 14Q shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 14Q prior to or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 14Q or anything set forth in this Section 14Q restrict or limit the right of the party seeking specific performance to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement and Agreement and Plan of Merger as of the date first written above.

COMPANY: VITAL DECISIONS ACQUISITION, LLC
By: /s/ Oliver T. Moses Name: Oliver T. Moses Title: President
SELLER: WINDROSE HEALTH INVESTORS III, L.P. By: MTS Health Investors III GP, L.P. Its: General Partner By: MTS Health Investors III GP, LLC Its: General Partner
By: /s/ Oliver T. Moses Name: Oliver T. Moses Title: Managing Member
PARENT: EVOLENT HEALTH, INC.
By: /s/ Seth Blackley Name: Seth Blackley Title: Chief Executive Officer
BUYER: EVOLENT HEALTH LLC By: /s/ Seth Blackley Name: Seth Blackley Title: Chief Executive Officer
MERGER SUB: EV THUNDER MERGER SUB, LLC
By: /s/ Jonathan Weinberg Name: Jonathan Weinberg Title: Secretary

REPRESENTATIVE (solely in its capacity as the Representative):
WINDROSE HEALTH INVESTORS, LLC
By: /s/ Christopher J. Barnes Name: Christopher J. Barnes Title: Partner

EXHIBIT A
“Accounting Firm” shall have the meaning set forth in Section 4H(B).
“Additional Consideration” means, collectively, the Additional Merger Consideration and Additional Share Consideration.
“Additional Merger Consideration” means, as of any date of determination, the sum of (i) the portion of the Escrow Funds, if any, paid or payable to Unitholders (in their capacity as such), plus (ii) any Excess Amount, if any, paid or payable to Unitholders (in their capacity as such), plus (iii) the Earnout Consideration, if any, payable to Unitholders (in their capacity as such), plus (iv) the portion of the Representative Fund, if any, paid or payable to Unitholders (in their capacity as such).
“Additional Share Consideration” means, as of any date of determination, the sum of (i) the portion of the Escrow Funds, if any, paid or payable to the Seller (in its capacity as such), plus (ii) any Excess Amount, if any, paid or payable to the Seller (in its capacity as such), plus (iii) the Earnout Consideration, if any, payable to the Seller (in its capacity as such), plus (iv) the portion of the Representative Fund, if any, paid or payable to the Seller (in its capacity as such).
“Adjustment Calculation Time” means 12:01 a.m. (Eastern time) on the Closing Date.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control,” “controlled by” or “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the right to appoint directors or managers, by contract, as trustee or executor, by proxy or agent or otherwise.
“Affiliated Group” means any group that has elected to file as a consolidated group under Section 1504 of the Code, or as a consolidated, combined, unitary or similar group under a similar provision of state or local law.
“Agreement” shall have the meaning set forth in the preamble.
“Allocation Schedule” shall have the meaning set forth in Section 4B.
“Alternative Unitholder Consideration” means an amount of cash equal to the value of the Equity Merger Consideration that a Non-Conforming Unitholder would have been entitled to receive as Closing Consideration or Additional Merger Consideration, if any, but for the failure of such Non-Conforming Unitholder to deliver to the Company prior to such date of issuance an Accredited Investor Questionnaire; provided, however, that for purposes of assigning a value attributable to the Class A Shares that would have been issued to such Non-Conforming Unitholder, each Class A Share shall be valued at a per share price equal to the volume-weighted average price of the Class A Shares on the New York Stock Exchange, or such other securities market or stock exchange on which the Class A Shares then principally trade, for the five (5) trading days ending on the trading day immediately preceding the date of proposed issuance.
“Audited Financial Statements” shall have the meaning set forth in Section 7E(a).

[Exhibit A to Purchase Agreement and Agreement and Plan of 1
Merger]

“BA Agreements” shall have the meaning set forth in Section 7K(b).
“Blocker” shall have the meaning set forth in the recitals.
“Bringdown Date” means the earlier of (i) the Closing Date and (ii) the date that is the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 5 hereof, other than any (x) conditions set forth in Section 5B(a) and Section 5B(c) and (y) conditions which by their terms are to be performed or satisfied at the Closing, provided that such conditions (in the case of both of the foregoing clauses (x) and (y)) are capable of being performed or satisfied if the Closing were to occur on such date.
“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13A.
“Buyer Material Adverse Effect” means a material adverse effect on, or any event that is reasonably likely to result in a material adverse effect on, the business, assets, liabilities, financial condition or operating results of the Evolent Entities and their Subsidiaries taken as a whole; provided that none of the following, either alone or taken together, shall constitute or be taken into account in determining whether there has been a Buyer Material Adverse Effect: (i) changes in or effects arising from or relating to general business or economic conditions affecting the industry in which the Evolent Entities and their Subsidiaries operate, (ii) changes in or effects arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any acts of God, including tornados, earthquakes, hurricanes, flooding, disease outbreaks, pandemics, epidemics, public health crises or other similar events including any worsening of the COVID-19 pandemic relative to its status as of the date hereof and any associated COVID-19 Measures following the date hereof, (iv) changes in or effects arising from or relating to financial, banking, or securities markets (including (x) any disruption of any of the foregoing markets, and (y) any decline in the price of any security or any market index), (v) changes in, or effects arising from or relating to changes in, GAAP, (vi) changes in, or effects arising from or relating to changes in Legal Requirements, (vii) any seasonal fluctuations in the business, (viii) any action taken by Seller, the Company or the Unitholders with respect to the transactions contemplated by this Agreement, and (ix) any failure to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Company or its representatives) (provided, that the underlying cause of such failure to achieve may be taken into account), unless, in each of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, such adverse effect has a materially disproportionate impact on the Evolent Entities and their Subsidiaries (taken as a whole) as compared to other participants in the industry in which Evolent Entities and their Subsidiaries participate.
“Buyer Prepared Returns” shall have the meaning set forth in Section 12J(a)(i).

[Exhibit A to Purchase Agreement and Agreement and Plan of 2
Merger]

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Legal Requirement or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent Legal Requirement intended to address the consequences of coronavirus (COVID-19) disease and the severe acute respiratory syndrome coronavirus 2 (SARS-CoV2) virus, including, but not limited to, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Consolidated Appropriations Act, 2021.
“Cap” shall have the meaning set forth in Section 13C(b).
“Cash Consideration” means, collectively, the Cash Merger Consideration and the Cash Purchase Consideration.
“Cash Merger Consideration” mean an amount of cash in an amount equal to $42,500,000, less the Cash Purchase Consideration.
“Cash Purchase Consideration” mean an amount of cash equal to $4,395,276.
“Cash on Hand” means, as of a specified time, all cash and cash equivalents of the Company and its Subsidiaries determined in accordance with GAAP utilizing the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP, other than Restricted Cash. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts (to the extent not otherwise an accrued liability in the Net Working Capital) and will include checks, other wire transfers and drafts deposited or available for deposit for the accounts of the Company and its Subsidiaries.
“Certificate of Merger” shall have the meaning set forth in Section 1C.
“Class A Shares” means shares of Class A common stock, par value $0.01 per share, of Parent.
“Closing” shall have the meaning set forth in Section 4A.
“Closing Balance Sheet” shall have the meaning set forth in Section 4H(a).
“Closing Consideration” means the sum of the Merger Consideration and the Purchase Price, plus Closing Cash on Hand, minus the unpaid Company Closing Indebtedness, minus the unpaid Company Expenses, minus the Indemnity Escrow Deposit Amount and Net Working Capital Escrow Amount, minus the Representative Fund, plus, if the Closing Net Working Capital is greater than the Net Working Capital Target, the amount by which the Closing Net Working Capital is greater than the Net Working Capital Target, minus, if the Closing Net Working Capital is less than the Net Working Capital Target, the amount by which the Closing Net Working Capital is less than the Net Working Capital Target. Any adjustments to the sum of the Merger Consideration and the Purchase Price made in the foregoing sentence shall increase or decrease in equal proportion, as the case may be, the Cash Consideration and Equity Consideration.
“Closing Date” shall have the meaning set forth in Section 4A.
“Closing Cash on Hand” means the Cash on Hand as of the Adjustment Calculation Time; provided that Closing Cash on Hand will not include any Cash on Hand paid following the Adjustment

[Exhibit A to Purchase Agreement and Agreement and Plan of 3
Merger]

Calculation Time and prior to Closing (i) to the Seller or any of the Unitholders, or any of their respective Affiliates (other than the Company or any of its Subsidiaries), or (ii) to pay amounts that are included in Company Closing Indebtedness or Company Expenses.
“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.
“Closing Statement” shall have the meaning set forth in Section 4H(a).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Closing Indebtedness” means the Indebtedness of the Blocker, the Company and its Subsidiaries as of immediately prior to the Closing.
“Company Closing Statement” shall have the meaning set forth in Section 4B.
“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.
“Company Employee” shall have the meaning set forth in Section 7R(a).
“Company Expenses” means the aggregate fees and expenses of the Seller, the Blocker, the Company and its Subsidiaries, to the extent such fees and expenses are on account of services provided by any third party to the Seller, the Blocker, the Company or any of its Subsidiaries which remain unpaid as of immediately prior to the Closing, in each case, in connection with the transactions contemplated hereby, including the aggregate fees and expenses of the Company and its Subsidiaries (i) McDermott, Will & Emery LLP and other legal counsel for legal services to the Company and its Subsidiaries, (ii) Alvarez & Marshall and/or BDO USA, LLP for accounting services to the Company and its Subsidiaries, and (iii) any severance, bonus, change of control and other compensatory payments that become payable by the Company or any of its Subsidiaries or to any current or former employee, director, manager, officer, or independent contractor of the Company or any of its Subsidiaries solely as a result of, or in connection with, the consummation of the transactions contemplated hereby, including the employer-paid portion of any employment or payroll taxes attributable to the payment of amounts described in this subsection (iii) (determined without regard to any Tax deferral or Tax credits available pursuant to the CARES Act), in each case for clauses (i) through (iii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Effective Time) and to the extent related to the transactions contemplated hereby; provided that, for the avoidance of doubt, in no event shall “Company Expenses” be deemed to include any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates). In addition, “Company Expenses” shall include, to the extent not paid by the Seller and the Company prior to the Closing, fifty percent (50%) of (x) the

[Exhibit A to Purchase Agreement and Agreement and Plan of 4
Merger]

premium payable under the R&W Policy and (y) the underwriting fee payable in connection with the R&W Policy.
“Company Intellectual Property” means all Intellectual Property Rights used or held for use by the Company and its Subsidiaries, including all Company-Owned Intellectual Property and IP Licenses.
“Company IP Protection Agreements” shall have the meaning set forth in Section 7J(v).
“Company Material Adverse Effect” means a material adverse effect on, or any event that is reasonably likely to result in a material adverse effect on, the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries taken as a whole; provided that none of the following, either alone or taken together, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in or effects arising from or relating to general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) changes in or effects arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any acts of God, including tornados, earthquakes, hurricanes, flooding, disease outbreaks, pandemics, epidemics, public health crises or other similar events, including any worsening of the COVID-19 pandemic relative to its status as of the date hereof and any associated COVID-19 Measures following the date hereof, (iv) changes in or effects arising from or relating to financial, banking, or securities markets (including (x) any disruption of any of the foregoing markets, and (y) any decline in the price of any security or any market index), (v) changes in, or effects arising from or relating to changes in, GAAP, (vi) changes in, or effects arising from or relating to changes in Legal Requirements, (vii) any seasonal fluctuations in the business, (viii) the public announcement of the pendency or consummation of the transactions contemplated by this Agreement, including as a result of the identity of the Evolent Entities, (ix) actions specifically required to be taken or omitted pursuant to this Agreement, and (x) any failure to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Buyer or its Affiliates or representatives) (provided, that the underlying cause of such failure to achieve may be taken into account), unless, in each of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, such adverse effect has a materially disproportionate impact on the Company and its Subsidiaries (taken as a whole) as compared to other participants in the industry in which Company and its Subsidiaries participate.
“Company Material Contracts” shall have the meaning set forth in Section 7I.
“Company-Owned Intellectual Property” means all Intellectual Property Rights (including the Company-Owned Software) owned or purported to be owned by the Company or one of its Subsidiaries.
“Company-Owned Software” means all Software owned or purported to be owned by the Company or one of its Subsidiaries.
“Confidentiality Agreement” shall have the meaning set forth in Section 6A(i).

[Exhibit A to Purchase Agreement and Agreement and Plan of 5
Merger]

“Constituent Claim” means any claim made within the three (3) years following the Closing Date by (a) any current or former holder, or alleged or purported current or former holder, of any equity interest of the Company relating to or arising out of that Person’s status or alleged or purported status as a holder of any equity interests of the Company at any time at or before the Closing, whether for breach of fiduciary duty or otherwise (including, in either case, any claim related to any disclosure, information statement or other contract delivered to a current or former holder of equity interests of the Company (or any predecessor thereto) in connection with the transactions contemplated hereby), or (b) any current or former director, manager or officer of the Company or any of its Subsidiaries against the Company and/or any of its Subsidiaries for indemnification or contribution relating to actions of the Company and/or any of its Subsidiaries before the Closing, or (c) any other claims regarding the amount of Total Consideration received by any Unitholders or the Seller or the allocation of Total Consideration among the Unitholders and the Seller, or any other claims regarding the amount of Total Consideration received (or the absence of any Total Consideration received) by any Person purporting to hold any equity interest or option, warrant or right to acquire any equity interest in the Company or the Blocker as of the Effective Time.
“Constituent Companies” shall have the meaning set forth in the preamble.
“Covered Person” and “Covered Persons” shall have the meaning set forth in Section 12B(a).
“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any direct evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated or issued publically by any Governmental Entity and applicable to the Company and its Subsidiaries or the Evolent Entities, as applicable, or their respective businesses, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.
“Credit Agreement” means that certain Loan and Security Agreement, dated as of September 18, 2020, by and among Comerica Bank, a Texas banking association, the Company and Vital Decisions, LLC, as amended.
“Data Subjects” shall have the meaning set forth in Section 7K(a).
“Deductible” shall have the meaning set forth in Section 13C.
“Designated Contacts” shall have the meaning set forth in Section 6A.
“Disclosing Party” shall have the meaning set forth in Section 6K.
“DLLCA” shall mean the Delaware Limited Liability Company Act.
“Effective Time” shall have the meaning set forth in Section 1C.

[Exhibit A to Purchase Agreement and Agreement and Plan of 6
Merger]

“Employee Benefit Plan” means all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company, or any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries, or with respect to which the Company, or any of its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries otherwise has any liability or has any present or future obligations.
“Environmental Laws” means all federal, state, provincial and local statutes, regulations, and ordinances having the force or effect of law, all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date.
“Equity Consideration” means, collectively, the Equity Merger Consideration and the Equity Purchase Consideration.
“Equity Merger Consideration” means a number of Class A Shares equal to $42,500,000 less the Equity Purchase Consideration divided by $22.24.
“Equity Purchase Consideration” means a number of Class A Shares equal to the quotient of $4,395,276 divided by $22.24.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Subsidiary of the Company for purposes of Section 414 of the Code.
“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.
“Escrow Agreement” shall have the meaning set forth in Section 4E.
“Escrow Funds” shall have the meaning set forth in Section 4E.
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 4B.
“Estimated Closing Consideration” shall have the meaning set forth in Section 4B.
“Estimated Closing Cash on Hand” means Closing Cash on Hand, as estimated by the Company and delivered to Buyer prior to Closing pursuant to Section 4B(a).

[Exhibit A to Purchase Agreement and Agreement and Plan of 7
Merger]

“Estimated Closing Net Working Capital” means Closing Net Working Capital, as estimated by the Company and delivered to Buyer prior to Closing pursuant to Section 4B(a).
“Estimated Company Closing Indebtedness” means Company Closing Indebtedness, as estimated by the Company and delivered to Buyer prior to Closing pursuant to Section 4B(a).
“Estimated Company Expenses” means Company Expenses, as estimated by the Company and delivered to Buyer prior to Closing pursuant to Section 4B(a).
“Evolent Entities” shall have the meaning set forth in the preamble.
“Excess Amount” shall have the meaning set forth in Section 4H(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Fund” shall have the meaning set forth in Section 4C(a)(ii).
“FCPA” shall have the meaning set forth in Section 7AA.
“Final Closing Consideration” shall have the meaning set forth in Section 4H(c).
“Financial Statements” shall have the meaning set forth in Section 7E(a).
“Fraud” means an intentional and knowing misrepresentation or omission of facts with intent to deceive with respect to the making of the representations and warranties in this Agreement which constitutes common law fraud under applicable Legal Requirement.
“Fundamental Representations” means (i) with respect to the Company, Section 7A (Organization and Corporate Power), Section 7B (Company Capitalization), Section 7C (Subsidiaries), Section 7D(a) and 7D(b)(I) (Authorization; No Breach), Section 7H (Tax Matters), and Section 7M (Brokerage); and (ii) with respect to the Evolent Entities and Merger Sub, Section 9A (Organization and Corporate Power), Section 9B (Authorization; No Breach), and Section 9F (Brokerage).
“Funded Indebtedness” means, as of the applicable date of determination, (a) indebtedness (including accrued and unpaid interest) of the Blocker or the Company or its Subsidiaries for borrowed money, whether secured or unsecured, including obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including principal and accrued (but unpaid) interest owed by the Blocker or the Company and its Subsidiaries, together with any redemption premium, prepayment penalty or similar payment thereon, pursuant to the Credit Agreement; (b) obligations of the Blocker or the Company or its Subsidiaries under letter of credit or similar facilities (only to the extent drawn); (c) obligations of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions; and (d) guarantees of the Blocker or the Company or its Subsidiaries of any such indebtedness referred to in clauses (a)-(c) of any other Person.
“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.
“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, qualification,

[Exhibit A to Purchase Agreement and Agreement and Plan of 8
Merger]

certification, provider or supplier number, or similar approval (including those issued under Health Care Laws).
“Governmental Entity” means any government, governmental agency, department, branch, board, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local. For the avoidance of doubt, and without limitation, “Governmental Entities” include Medicare administrative contractors, zone program integrity contractors, unified program integrity contractors, supplemental medical review contractors and similar agencies.
“Health Care Laws” means all Legal Requirements relating to (a) the licensure, certification, qualification, accreditation, enrollment or authority to transact business in connection with the provision of, payment for, or arrangement of, health care items and services; (b) the Programs; (c) the solicitation or acceptance of improper incentives, inducements or remuneration, fraud and abuse, patient inducements, patient referrals, anti-kickback, anti-referral, fee-splitting, false claims, health care advertising and marketing, or provider incentives, in each case related to the provision of health care items and services including without limitation the following statutes and all regulations promulgated thereunder: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), the Beneficiary Inducement Statute (42 U.S.C. § 1320a 7a(a)(5)), the Exclusion Laws (42 U.S.C. § 1320a 7), the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.), criminal false claim statutes (e.g., 18 U.S.C. § 1001, 42 U.S.C. § 1320a 7b(a)), and any similar state Legal Requirements; (d) the administration of health care claims or benefits or processing or payment for health care services, informed consent, health care quality and safety, corporate practice of medicine, corporate practice of psychology or psychiatry, corporate practice of the healing arts, treatment, devices or supplies furnished by providers, including third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits with respect to health care; (e) coding, coverage, reimbursement, claims submission, insurance fraud, the administration of health care claims or benefits, processing or payment for health care services or treatment, health care claims processing, medical necessity, medical privacy and security, patient confidentiality, confidentiality of health records, billing and collections related to any Program or otherwise related to healthcare insurance fraud; (f) state insurance, health maintenance organization or managed care (including Medicaid programs and managed Medicaid) Legal Requirements; and (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and all regulations promulgated thereunder.
“HHS-OIG” shall have the meaning set forth in Section 7X(a).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” shall have the meaning set forth in Section 5A(a).

[Exhibit A to Purchase Agreement and Agreement and Plan of 9
Merger]

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income and any similar Taxes or additions thereto.
“Indebtedness” means, without duplication, (i) the Blocker’s and the Company’s and its Subsidiaries’ outstanding indebtedness for borrowed money and all obligations represented by bonds, notes, debentures or similar instruments, including, in each case, any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, and all other amounts payable in connection therewith, (ii) all outstanding Liabilities of the Blocker or the Company or any of its Subsidiaries in respect of deferred purchase price for property, equity, or services, including all unpaid obligations (as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet) of the Company or any of its Subsidiaries under leases that are capitalized in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, deferred rent, earn-out payments and seller notes, (iii) all Liabilities of the Company or any of its Subsidiaries under conditional sale or other title retention arrangements, (iv) all Liabilities of the Blocker or the Company or any of its Subsidiaries in respect of letters of credit, bankers’ acceptances or similar Liabilities and any reimbursement arrangements with respect thereto, in each case, solely to the extent drawn upon, (v) all Liabilities of the Blocker or the Company or any of its Subsidiaries under interest rate cap, interest rate swap, foreign currency exchange or other hedging arrangements (including breakage costs with respect thereto), (vi) all Liabilities for underfunded Employee Benefit Plans, (vii) any off-balance sheet financing of the Blocker or the Company or any of its Subsidiaries (but excluding operating leases), (viii) all dividends or other distributions in respect of any Units or the capital stock or other equity interests of the Blocker or any of the Company’s Subsidiaries accrued but unpaid (whether or not declared) or otherwise declared but unpaid as of the Closing Date, (ix) all Liabilities of the Company or any of its Subsidiaries in respect of any severance, bonuses, commissions, or other discretionary payments, including any pro rata amounts earned, accrued or unpaid for the current fiscal year, and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on those amounts, determined without regard to any Tax deferral or Tax credits available pursuant to the CARES Act), (x) the Pre-Closing Income Tax Amount, (xi) all Liabilities owed by the Company or any of its Subsidiaries to any Unitholder or by the Blocker to the Seller or any of their respective Affiliates, in each case, in such Person’s capacity as such, including any amounts owed to WindRose Health Investors, f/k/a MTS Health Investors, LLC or any of its Affiliates or designees under that certain Management Services Agreement, dated as of December 14, 2012, by and between MTS Health Investors, LLC and the Company and that certain Guaranty Reimbursement and Fee Agreement, dated May 22, 2014, by and between Vital Decisions and MTS Health Investors, III, L.P., (xiii) Liabilities with respect to any payroll Tax obligations that have been deferred under the CARES Act, the Presidential Memorandum of August 8, 2020 or similar legislation, orders or guidance in connection with COVID-19, and (xiv) any guaranty by the Blocker or the Company or any of its Subsidiaries of any Liabilities of the type described in clauses (i) through (xiii) of any other Person. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, breakage costs, fees and expenses (if any) and other amounts that would be payable if Indebtedness were paid in full at the Closing will be treated as Indebtedness. Notwithstanding the foregoing, Indebtedness does not include those Liabilities of the Blocker or the Company or any of its Subsidiaries that are treated as (A) Company Expenses to the extent included in the

[Exhibit A to Purchase Agreement and Agreement and Plan of 10
Merger]

final calculation of Closing Consideration, and (B) any intercompany obligations between or among the Company or any of its Subsidiaries to the extent they are fully eliminated upon consolidation.
“Indemnitee” shall have the meaning set forth in Section 13D.
“Indemnity Administrator” shall have the meaning set forth in Section 13D.
“Indemnity Escrow Deposit Amount” means $425,000.
“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure, sale, license or transfer of Personal Data (including any Legal Requirements of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, the Information Blocking Rules at 45 C.F.R. Part 171, state data privacy and breach notification laws, state social security number protection Legal Requirements, any applicable Legal Requirements concerning requirements for website and mobile application privacy policies, notices and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging and e-mail marketing, the Americans with Disabilities Act (ADA) and the Web Content Accessibility Guidelines (WCAG), the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the California Consumer Privacy Act and any implementing regulations therein, the California Privacy Rights Act, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, HIPAA, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection laws, and the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”).
“Intellectual Property Rights” means all rights in any jurisdiction of the world in and to the following: (i) patents, patent applications and patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, internet domain names, social media accounts and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), works of authorship and registrations and applications for registration thereof, (iv) Software, (v) trade secrets, confidential and proprietary information, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how (“Trade Secrets”), (vi) any other intellectual property or proprietary rights in any form or medium known or later devised and (vii) all copies and tangible embodiments and all rights to proceeds and to bring any claims for past, present and future infringement with respect to any of the foregoing.
“Interim Financial Statements” shall have the meaning set forth in Section 7E(a).
“IP Licenses” means, individually and collectively: (i) each license, sublicense, contract and agreement in effect as of the date of this Agreement in which the Company or its Subsidiaries grants to any third party the right to access or use any Company-Owned Intellectual Property, excluding non-exclusive licenses contained in customer contracts entered into in the Ordinary Course of Business (forms of which have been provided to Buyer) (“Out-Bound IP Licenses”); and (ii) each third party license,

[Exhibit A to Purchase Agreement and Agreement and Plan of 11
Merger]

sublicense, contract or agreement in which a third party grants to the Company or its Subsidiaries the right to access or use such third-party’s Intellectual Property Rights (“In-Bound IP Licenses”).
“knowledge,” when used in the phrase “to the knowledge of the Company” or similar phrases means any matters known by, or which should be known following reasonable inquiry by Leah Puccio, Mitchell Daitz, Tracy Brubaker, Ellen Steuerer and Connie Ducaine, in each case after reasonable inquiry of such individual’s direct reports.
“Latest Balance Sheet” shall have the meaning set forth in Section 7E(a).
“Leased Real Property” means all leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is primarily used (or primarily held for use) in the Company’s or any of its Subsidiaries’ business.
“Leases” means all leases, subleases, licenses, concessions and other material agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries leases any Leased Real Property.
“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, or other binding legal requirements.
“Letter of Transmittal” shall have the meaning set forth in Section 4C(a)(i).
“Liabilities” shall have the meaning set forth in Section 7E(b).
“Lien” means any mortgage, pledge, lien, hypothecation, encumbrance, charge or other security interest.
“Loss” or “Losses” means, with respect to any Person, any damage, liability, action, cause of action, cost, penalty, interest, fine or other loss or cost or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), against or affecting such Person, whether or not involving a Third Party Claim; provided, however, that “Losses” shall not include punitive or exemplary damages except to the extent paid to a third party..
“Majority Holders” shall have the meaning set forth in Section 12C.
“Material Customers” shall have the meaning set forth in Section 7I(a)(xi).
“Material Suppliers” shall have the meaning set forth in Section 7I(a)(xii).
“Materiality Qualifiers” shall have the meaning set forth in Section 13H(b).
“Merger” shall have the meaning set forth in the recitals.
“Merger Consideration” means, collectively, the Cash Merger Consideration and the Equity Merger Consideration.

[Exhibit A to Purchase Agreement and Agreement and Plan of 12
Merger]

“Merger Sub” shall have the meaning set forth in the preamble.
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Necessary Unitholder Approval” shall mean the approval of this Agreement and the approval of the Merger, and the consummation of the transactions contemplated hereby and thereby, by the Unitholders holding the requisite voting power necessary to approve this Agreement and the transactions contemplated hereby under the Company’s Organizational Documents and applicable Legal Requirements.
“Net Working Capital” means the result (whether positive or negative) equal to (i) the sum of the Company’s and its Subsidiaries’ current assets on a consolidated basis, minus (ii) the sum of the Company’s and its Subsidiaries’ current liabilities on a consolidated basis determined in each case in accordance with GAAP utilizing the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP and in each case only taking into account the line items set forth on Exhibit I; provided that (a) notwithstanding clause (i) above, the current assets of the Company and its Subsidiaries shall not include (I) Cash on Hand, (II) Restricted Cash, (III) current Income Tax assets, (IV) deferred Tax assets that reflect timing differences between accounting and tax income and (V) amounts due from related parties, and (b) notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include (I) Company Expenses, (II) any items of Indebtedness and (III) deferred tax liabilities that reflect timing differences between accounting and tax income; provided further that the current liabilities of the Company and its Subsidiaries shall include deferred revenues of the Company and its Subsidiaries on a consolidated basis and non-Income Tax Liabilities.
“Net Working Capital Escrow Amount” means $750,000.
“Net Working Capital Target” means negative $421,000.
“Non-Confirming Unitholder” shall have the meaning set forth in Section 3A(g).
“Notice of Disagreement” shall have the meaning set forth in Section 4H(a).
“Offer Letters” shall have the meaning set forth in the recitals.
“Off-the-Shelf Software” means Software, other than Open Source Software, obtained from a third party on general commercial terms and (i) that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company or its Subsidiaries, and (iii) that was licensed for fixed payments in the aggregate or annual payments of less than Five Thousand Dollars ($5,000).
“Open Source Software” means any Software subject to a license or other agreement whose terms require the distribution of source code in connection with the distribution of the Software to which such license applies or that prohibit the licensee from charging a fee or otherwise limit the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the Software to which such license applies (whether in source code or executable code form), including the licenses commonly referred to as the “Artistic License,” the “Mozilla Public License,” the “General Public License,” the “Lesser General Public License” and other similar licenses applicable to software distributed without charge to the public in source code form.

[Exhibit A to Purchase Agreement and Agreement and Plan of 13
Merger]

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity.
“Ordinary Course of Business” means the ordinary course of business consistent with such Person’s past custom and practice in the normal day-to-day operations of such Person; provided; however, that in no event shall “Ordinary Course of Business” include any material breach or material violation of any Legal Requirement, Order or contract or material violation of any Governmental Authorization or any COVID Measures.
“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the by-laws, stockholders’ agreement, the certificate of formation and partnership agreement or operating agreement (as applicable), and (ii) any organizational or governing documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any applicable Legal Requirements.
“Parent” shall have the meaning set forth in the preamble.
“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes, assessment and other governmental charges not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanics Liens and similar Liens for labor, materials, or supplies, (iv) zoning, building codes, and other land use laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property, (v) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (vi) Liens that will be terminated at or prior to Closing, (vii) Liens solely resulting from any facts or circumstances relating to Buyer or its Affiliates, (viii) any minor imperfection of title or recorded easements, covenants, conditions or other restrictions (including rights of way, zoning and setback requirements) that individually or in the aggregate with all other such items would not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the assets of the Company and its Subsidiaries affected by such items and (ix) Liens set forth on Schedule A(ii).
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
“Personal Data” means, as applicable: (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Legal Requirement in relation to data protection, data privacy or personal privacy, including, without limitation, personal health care information. Personal Data includes (v) personal identifiers such as name, address, email address, IP address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers,

[Exhibit A to Purchase Agreement and Agreement and Plan of 14
Merger]

access codes, consumer report information or insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors and third parties who have provided information to the Company or its Subsidiaries, and including information relating to services provided by or to third parties).
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date, and, in the case of any Straddle Period, the portion of any such Straddle Period that begins after the Closing Date.
“Pre-Closing Financial Statements” shall have the meaning set forth in Section 6J.
“Pre-Closing Income Tax Amount” means the sum of the amount of obligations for Income Taxes for Pre-Closing Tax Periods (regardless of whether or not then due) of the Blocker, the Company and any Subsidiary of the Company as to which taxable period or portion thereof the relevant Tax Return has not yet been filed as of the Closing Date, calculated as of the end of the day on the Closing Date after giving effect to the transactions contemplated hereby and in a manner consistent with the principles of Section 12J(b), and calculated on a jurisdiction by jurisdiction, with the amount due in any jurisdiction not less than $0.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.
“Pre-Closing Tax Refund” shall have the meaning set forth in Section 12K(i)
“Privacy Agreements” shall have the meaning set forth in Section 7K(c).
“Proceeding” means any action, arbitration, audit, regulatory investigation, claim, charge, complaint, hearing, litigation, assessment, mediation, consent decree, appeal, citation, summons subpoena, proceeding, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
“Program” means Medicaid any “Federal Health Care Program” as defined in 42 U.S.C. §1320a-7b(f), including (Title XIX of the Social Security Act), Medicare (Title XVIII of the Social Security Act), TRICARE, state CHIP programs, and any other similar or successor state or federal health care programs.
“Pro-Rata Share” shall have the meaning set forth in Section 4B.
“Purchase” shall have the meaning set forth in Section 1A.
“Purchase Price” means, collectively, the Cash Purchase Consideration and the Equity Purchase Consideration.
“Purchased Shares” shall have the meaning set forth in Section 1A.
“R&W Insurer” means AIG Specialty Insurance Company.

[Exhibit A to Purchase Agreement and Agreement and Plan of 15
Merger]

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy between the Evolent Entities and the R&W Insurer in the form attached hereto as Exhibit J.
“Recipient Party” shall have the meaning set forth in Section 6K.
“Registered Intellectual Property” means all Intellectual Property Rights owned by the Company or one of its Subsidiaries that is the subject of an application, certificate, filing or registration issued or recorded by any Governmental Entity, including all issued patents, registered copyrights, registered mask works, registered trademarks, Internet domain names, social media accounts and all applications for any of the foregoing.
“Related Person” shall have the meaning set forth in Section 7S.
“Reorganization” shall have the meaning set forth in the recitals.
“Representative” shall have the meaning set forth in the preamble.
“Representative Fund” means an amount equal to $500,000.
“Restricted Cash” means an amount of all restricted cash and cash equivalents of the Company and its Subsidiaries determined in each case in accordance with GAAP utilizing the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP, including all outstanding escrows and holdbacks in respect of prior acquisitions by the Company or any of its Subsidiaries.
“Reviewed Year” shall have the meaning set forth in Section 12J(f).
“Review Period” shall have the meaning set forth in Section 4H(a).
“SEC” shall mean the United States Securities and Exchange Commission.
“Section 754 Election” shall have the meaning set forth in Section 12J(e).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble.
“Seller Group” shall have the meaning set forth in Section 12F.
“Seller Prepared Return” shall have the meaning set forth in Section 12D(a)(i).
“Shortfall Amount” shall have the meaning set forth in Section 4H(d).
“Software” means all computer programs and applications, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, enhancements and customizations related to any of the foregoing, and all copyrights and patentable inventions therein, whether operational or under development.

[Exhibit A to Purchase Agreement and Agreement and Plan of 16
Merger]

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in or control a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Surviving Company” shall have the meaning set forth in Section 1B.
“Tax” or “Taxes” means any U.S. or non-U.S. federal, state, county, local, provincial or other income, imputed underpayment amount, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, any penalties or assessable payments under Section 4980H of the Code, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, healthcare, unclaimed property, escheat, alternative or add on minimum, estimated and other taxes of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including deficiencies, penalties, interest, additions to tax, additional amounts and other charges or fees attributable thereto).
“Tax Allocation” shall have the meaning set forth in Section 12J(e).
“Tax Contest” shall have the meaning set forth in Section 12J(d)(i).
“Tax Losses” shall mean (i) any Taxes of the Blocker or the Company or any of its Subsidiaries for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date, as calculated pursuant to Section 12K(b)); (ii) any Taxes imposed on the Blocker or the Company or any of its Subsidiaries as a result of being a member of any Affiliated Group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Legal Requirement with respect to state or local Taxes); (iii) any Taxes of any Person imposed on the Blocker or the Company or any of its Subsidiaries as a transferee or successor which Taxes relate to a transaction or event occurring prior to the Closing; (iv) the Transfer Taxes; and (v) any reasonable attorneys’ fees or fees for other tax advisors incurred by Buyer or any of its Affiliates after the Closing in connection with controlling a Tax Contest (other than costs of administering routine audits prior to the issuance of a notice of deficiency or similar assessment).
“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

[Exhibit A to Purchase Agreement and Agreement and Plan of 17
Merger]

“Termination Date” shall have the meaning set forth in Section 10A(f).
“Third Party Claim” shall have the meaning set forth in Section 13D.
“Total Consideration” means the Total Merger Consideration plus the Total Purchase Price.
“Total Merger Consideration” means the Merger Consideration and the Earnout Consideration attributable to the Unitholders, if any.
“Total Purchase Price” means the Purchase Price and the Earnout Consideration attributable to the Seller, if any.
“Transaction Documents” means this Agreement and such other instruments and agreements contemplated by this Agreement to be executed and delivered hereunder.
“Transaction Tax Deductions” shall have the meaning set forth in Section 12J(b).
“Transfer Agent” means American Stock & Transfer Company, LLC.
“Transfer Taxes” shall have the meaning set forth in Section 12J(g).
“Unitholders” shall have the meaning set forth in the recitals.
“Unitholder Indemnified Parties” shall have the meaning set forth in Section 13B.
“Unitholder Parties” means the Unitholders, any Affiliate of any Unitholder and their respective officers, directors, employees, partners, members, agents, attorneys, representatives, successors or permitted assigns.
“Units” means the Class A Units and Class B Units and other units of membership interests in the Company.
“Vendor BA Agreements” shall have the meaning set forth in Section 7K(b).
“Vital Splitter” shall have the meaning set forth in the recitals.
“WARN” shall have the meaning set forth in Section 12E.
“Willful Breach” shall have the meaning set forth in Section 10B(a).
“Written Consent” shall have the meaning set forth in the recitals.

[Exhibit A to Purchase Agreement and Agreement and Plan of 18
Merger]

31062718.6

[Exhibit A to Purchase Agreement and Agreement and Plan of Merger]